Exhibit 2.1

MERGER AGREEMENT

by and among

SoftBrands, Inc.,

SBN Acquisition Corp.,

MAI Systems Corporation,

and

William Brian Kretzmer, as Stockholders’ Representative

dated

July 28, 2006

3.26	Affiliate Transactions	41
3.27	Brokerage	42
3.28	Availability of Documents	42
3.29	Rights Notice	42
3.30	Disclosure	42

IV. Representations and Warranties of Buyer		42
4.1	Incorporation; Power and Authority	42
4.2	Valid and Binding Agreement	43
4.3	No Breach; Consents	43
4.4	Brokerage	43
4.5	Investment Intent and Financial Capability	43

V. Agreements of the Company		43
5.1	Conduct of the Business	43
5.2	Notice of Developments	44
5.3	Pre-Closing Access	44
5.4	Conditions	45
5.5	Consents and Authorizations; Regulatory Filings	45
5.6	Rights Notice	45
5.7	Resignation of Officers and Directors	45
5.8	No Change in Approval, Recommendation or Vote	45
5.9	Plan Termination	46

VI. Agreements of Buyer		47
6.1	Conditions	47
6.2	Payment to Orchard Capital Corporation	47
6.3	Payments to Kretzmer and Dolan	47
6.4	Employee Matters	47
6.5	Indemnification of Directors and Officers of the Company	47

VII. Conditions to Closing		48
7.1	Conditions to Buyer’s Obligations	48
7.2	Conditions to the Company’s Obligations	49

VIII. Indemnification		50
8.1	Survival of Representations and Covenants	50
8.2	Indemnification	51
8.3	Claims for Indemnification	52
8.4	Defense of Third Party Claims	53

IX. Termination		54
9.1	Termination	54
9.2	Effect of Termination	55

X. Miscellaneous		55
10.1	Press Releases and Announcements	55

10.2	Expenses	56
10.3	Amendment and Waiver	56
10.4	Notices	56
10.5	Assignment	58
10.6	No Third Party Beneficiaries	58
10.7	Severability	58
10.8	Complete Agreement	58
10.9	Schedules	58
10.10	Signatures; Counterparts	58
10.11	Governing Law	59
10.12	Specific Performance	59
10.13	Jurisdiction	59
10.14	Waiver of Jury Trial	59
10.15	Construction	60
10.16	Time of Essence	60

Exhibit A	Form of Noncompetition Agreement
Exhibit B	Form of Consulting Agreement
Exhibit C	Form of Release
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Opinion of Counsel for the Company

MERGER AGREEMENT

This MERGER AGREEMENT (this “Agreement”) is made as of July 28, 2006, by and among SoftBrands, Inc., a Delaware corporation (“Buyer”), SBN Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Subsidiary”), MAI Systems Corporation, a Delaware corporation (the “Company”), and William Brian Kretzmer (the “Stockholders’ Representative”).

Recitals

WHEREAS, the respective boards of directors of Buyer, Merger Subsidiary and the Company have determined that it is advisable and in the best interests of the respective corporations and their stockholders that Merger Subsidiary be merged with and into the Company (the “Merger”) in accordance with the Delaware General Corporation Law (the “DGCL”) and the terms of this Agreement, pursuant to which the Company will be the surviving corporation and will be a wholly-owned subsidiary of Buyer.

WHEREAS, the parties to this Agreement desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

WHEREAS, stockholders of the Company, including the Principal Stockholders, holding approximately 81.5% of the outstanding voting stock of the Company have executed a written consent of stockholders (“Stockholders’ Consent”) approving the Merger and all other transactions contemplated by this Agreement and certain other matters.

WHEREAS, as a condition to, and as a further inducement to enter into, this Agreement, each of Kretzmer and Dolan have entered into a Noncompetition Agreement and a Consulting Agreement substantially in the forms attached hereto as Exhibits A and B (respectively, the “Noncompetition Agreement” and the “Consulting Agreement”), each of which will become effective as of the Closing (as defined below).

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.   Definitions

“Active Employee” means any employee employed on the Closing Date by the Company who is a bargaining unit employee currently covered by a collective bargaining agreement or employed exclusively by the Company, including employees on temporary leave of absence, family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

“Acquisition Transaction” means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the

Company or any of its Subsidiaries is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries or (iii) in which the Company or any of its Subsidiaries issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; or (b) any sale (other than sales of inventory in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than sales of inventory in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Company or any of its Subsidiaries.

“Adjustment Indebtedness” (i) indebtedness for borrowed money (including all interest, penalties and fees), including the amounts owing to Canyon Capital, HIS Holding, LLC and the IRS, and (ii) obligations under Capital Leases.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Ancillary Agreements” means the Escrow Agreement, the Noncompetition Agreements, the Consulting Agreements, and all other written agreements, documents and certificates executed in connection with any of the foregoing documents.

“Annual Financial Statements” has the meaning set forth in Section 3.6.

“Basket Amount” has the meaning set forth in Section 8.2.

“Breach” means, with respect to a representation, warranty, covenant, obligation or other provision, (i) any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (ii) any claim by any third party that is inconsistent with such representation, warranty, covenant, obligation or other provision.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“California Law” means the California General Corporation Law.

“Capital Lease” means a lease on which the Company is a lessee that is a capital lease as determined in accordance with GAAP.

“Certificate” has the meaning set forth in Section 2.9(b).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Claim” has the meaning set forth in Section 8.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Consideration” means the Merger Consideration less the Escrow Amount.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 4.5.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Capital Stock” has the meaning set forth in Section 2.6(c).

“Company Common Stock” has the meaning set forth in Section 2.6(b).

“Company Options” has the meaning set forth in Section 2.7.

“Company Restricted Stock” has the meaning set forth in Section 3.4(a).

“Company Stockholders” means the stockholders of the Company immediately prior to the Effective Time.

“Company Warrants” has the meaning set forth in Section 2.7.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Consulting Agreement” has the meaning set forth in the Recitals.

“Confidentiality Agreement” has the meaning set forth in Section 5.3.

“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

“Damages” means any claims, losses, liabilities, damages, deficiencies, diminution in value, interest and penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense.

“Department” has the meaning set forth in Section 3.22(c).

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Schedule” means the schedule delivered by the Company to Buyer on or prior to the date of this Agreement.

“Dissenting Shares” means all shares, if any, of the outstanding capital stock of the Company for which appraisal rights have been perfected under Section 262 of the Delaware Law or dissenters’ rights have been perfected under Chapter 1300 of the California Law.

“Dolan” means James W. Dolan, an individual.

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Costs” has the meaning set forth in Section 3.20(a)(i).

“Environmental Law” has the meaning set forth in Section 3.20(a)(ii).

“Escrow Account” has the meaning set forth in Section 2.10.

“Escrow Agent” has the meaning set forth in Section 2.10.

“Escrow Agreement” has the meaning set forth in Section 2.10.

“Escrow Amount” has the meaning set forth in Section 2.10.

“Escrow End Date” has the meaning set forth in Section 2.10.

“Escrow Fund” has the meaning set forth in Section 2.10.

“Estimated Closing Statement” has the meaning set forth in Section 2.6(d).

“Exchange Agent” has the meaning set forth in Section 2.9(a).

“Exchange Fund” has the meaning set forth in Section 2.9(a).

“Excluded Shares” has the meaning set forth in Section 2.6(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means any entity or trade or business that is treated as a member of the Company’s controlled group within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Extended Representations” has the meaning set forth in Section 8.1(a).

“Final Closing Statement” has the meaning set forth in Section 2.6(d).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“Hazardous Materials” has the meaning set forth in Section 3.20(a)(iii).

“HIS Holding” means HIS Holding, LLC, a Delaware limited liability company.

“Indemnifying Parties” has the meaning set forth in Section 8.2.

“Indemnitee” has the meaning set forth in Section 8.2.

“Insider” means (i) any officer or director of the Company or any Subsidiary, (ii) any holder of 5% or more of the outstanding capital stock of the Company or any Subsidiary, (iii) any Member of the Immediate Family of any such stockholder, officer or director of the Company or any Subsidiary or (iv) any entity in which any of the Persons described in clause (i), (ii) or (iii) owns any controlling beneficial interest.

“Intellectual Property Rights” means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter or protectable designs, registered or unregistered, (iv) trade secrets, (v) rights in internet domain names, uniform resource locators and e-mail addresses, (vi) rights in semiconductor topographies (mask works), registered or unregistered, (vii) know-how and (viii) all other intellectual property rights in each case to the extent recognized as a protectable right under applicable law.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the knowledge of the Company, a director or officer of the Company, a Principal Stockholder or any other holder of 5% or more of the capital stock of the Company, or any knowledge that would have been acquired by any such Person upon reasonable inquiry and investigation.

“Kretzmer” means William Brian Kretzmer, an individual.

“Last Fiscal Year End” has the meaning set forth in Section 3.6.

“Latest Balance Sheet” has the meaning set forth in Section 3.6.

“Latest Balance Sheet Date” has the meaning set forth in Section 3.6.

“Latest Financial Statements” has the meaning set forth in Section 3.6.

“Law” means any constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Entity.

“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

“Licensed-In Intellectual Property Rights” means Third-Party Intellectual Property Rights used or held for use by the Company or any Subsidiary with the permission of the owner.

“List” has the meaning set forth in Section 3.20(a)(iv).

“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could have, a material adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations, prospects or customer, supplier or employee relationships of the Company and its Subsidiaries, taken as a whole.

“Material Contracts” has the meaning set forth in Section 3.16(a).

“Member of the Immediate Family” of a Person means a spouse, parent, child or sibling of such Person.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means (i) $15,500,000; minus (ii) the amount by which the Company’s outstanding Adjustment Indebtedness exceeds $6,400,000; and minus (iii) the amount by which the Company’s Working Capital is less than $3,135,000 as of the Closing.

“Merger Subsidiary” has the meaning set forth in the first paragraph of this Agreement.

“Neutral Accountant” has the meaning set forth in Section 2.6(d).

“Noncompetition Agreement” has the meaning set forth in the Recitals.

“Off-the-Shelf Software” means Software that is widely commercially available for a price of less than $10,000 for any number of users or less than $400 per seat, PC, CPU or user.

“Ordinary Course of Business” means the ordinary course of business of the Company and the Subsidiaries consistent with past custom and practice (including with respect to quantity and frequency), including the normal course payments on outstanding indebtedness.

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

“Owned Intellectual Property Rights” means Intellectual Property Rights owned by the Company or any Subsidiary.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made in connection with any such contest), (ii) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (iii) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Real Property and which do not unreasonably restrict the use thereof or Buyer’s proposed use thereof in the Ordinary Course of Business, (iv) statutory Encumbrances in favor of lessors arising in connection with any property leased to the Company or any Subsidiary, (v) Encumbrances reflected in the Latest Financial Statements or arising under Material Contracts and (vi) Encumbrances that will be removed prior to or in connection with the Closing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Per Share Closing Consideration” means the quotient obtained by dividing (i) the Closing Consideration by (ii) the aggregate number of shares of Company Capital Stock (other than Excluded Shares) outstanding immediately prior to the Effective Time.

“Per Share Escrow Consideration” means the quotient obtained by dividing (i) the Escrow Fund by (ii) the aggregate number of shares of Company Capital Stock (other than Excluded Shares and Dissenting Shares) outstanding immediately prior to the Effective Time.

“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), covering Active Employees, former employees, current directors or former directors of the Company or any Subsidiary.

“Principal Stockholders” means collectively Richard S. Ressler (“Ressler”), William Brian Kretzmer (“Kretzmer”), James W. Dolan (“Dolan”), HIS Holding, LLC, a Delaware limited liability company (“HIS Holding”), Canyon Value Realization Fund, L.P., The Canyon Value Realization Fund (Cayman), Ltd., GRS Partners II, L.P and CPI Securities L.P.

“Property” has the meaning set forth in Section 3.20(a)(v).

“Proprietary Software Programs” has the meaning set forth in Section 3.15(f).

“Pro Rata Portion” means with respect to each Company Stockholder, an amount equal to the quotient obtained by dividing (i) the number of shares of Company Capital Stock held by such stockholder immediately before the Effective Time by (ii) the total number of shares of Company Capital Stock outstanding immediately before the Effective Time.  However, for purposes of both clause (i) and clause (ii), the Excluded Shares and the Dissenting Shares shall be excluded.

“Real Property” has the meaning set forth in Section 3.10(b).

“Registered Intellectual Property Rights” means Intellectual Property Rights that are the subject of a pending application or an issued patent, trademark, copyright or other similar registration formalizing exclusive rights.

“Regulatory Action” has the meaning set forth in Section 3.20(a)(vi).

“Release” has the meaning set forth in Section 3.20(a)(vii).

“Remedies Exception,” when used with respect to any Person, means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Representatives” has the meaning set forth in Section 5.8(a).

“Required Company Stockholder Vote” means the affirmative vote or written consent of the holders of majority of the outstanding Company Common Stock.

“Required Consents” has the meaning set forth in Section 5.5.

“Resolution Period” has the meaning set forth in Section 2.6(d).

“Ressler” means Richard S. Ressler, an individual.

“Return” means any return, declaration, report, estimate, information return or statement relating to any Taxes that is required to be supplied to any Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Software” means computer programs or data in computerized form, whether in object code, source code or other form.

“Stockholders’ Consent” has the meaning set forth in the Recitals of this Agreement.

“Stockholders’ Representative” has the meaning set forth in the first paragraph of this Agreement.

“Subsidiary” means any Person in which any ownership interest is owned, directly or indirectly, by another Person.  When used without reference to a particular entity, Subsidiary means a Subsidiary of the Company.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Affiliate” means each of the Company and the Subsidiaries and any other Person that is or was a member of an affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member.

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon the Company or any Tax Affiliate.

“Term Sheet” has the meaning set forth in Section 4.5.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Third-Party Environmental Claim” has the meaning set forth in Section 3.20(a)(viii).

“Third-Party Intellectual Property Rights” means Intellectual Property Rights in which a Person other than the Company or a Subsidiary has any ownership interest.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Noncompetition Agreements, the Consulting Agreements, the Certificate of Merger and all other written agreements, documents and certificates executed in connection with any of the foregoing documents.

“Transaction Expenses” means (i) legal, accounting, investment banking and similar fees (including any fees related to any opinion obtained by the Company or its Board of Directors regarding the fairness of the Merger Consideration to the Company Stockholders from a financial point of view), incurred by the Company in connection with the transactions contemplated by the Transaction Documents, whether invoiced and due before or after the Closing Date, plus (ii) all costs, fees, charges or expenses incurred after the Closing Date to prepare and mail, or respond to demands resulting from, the Rights Notice or to obtain any consents to the Merger not obtained by the Company prior to the Closing Date.

“Treasury Regulations” means the rules and regulations under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as

amended.

“Work Permits” has the meaning set forth in Section 3.22(c).

“Working Capital” means (i) cash and cash equivalents, short-term investments, accounts receivable (less the reserve for doubtful accounts), inventory and prepaid expenses less (ii) accounts payable (including Transaction Expenses whether or not the same would be required to be accrued in accordance with GAAP), accrued liabilities (excluding amounts payable to Ressler under his consulting agreement, accrued interest on Adjustment Indebtedness and amounts referenced in Section 6.3 of this Agreement) and accrued taxes.

II.   The Merger

2.1                                 The Merger.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 2.2) Merger Subsidiary will be merged with and into the Company, the separate existence of Merger Subsidiary will cease, and the Company will continue as the surviving corporation under the corporate name “MAI Systems Corporation.”  The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to as the “Surviving Corporation.”

2.2                                 Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place as soon as practicable, and in any event not later than two business days after the satisfaction or waiver of each of the conditions set forth in Sections 7.1 and 7.2 hereof or at such other time as the parties hereto may agree (the “Closing Date”).  The Closing will occur at the offices of Dorsey & Whitney LLP located at 38 Technology Drive, Irvine, California 92618 or at such other location as the parties hereto may agree in writing.  The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.3                                 Effective Time.  Prior to the Closing, Buyer and the Company will prepare a certificate of merger (the “Certificate of Merger”) and will cause such Certificate of Merger to be executed, delivered and filed with the Secretary of State of the State of Delaware, all in accordance with the DGCL.  The Merger will become effective at the time and date set forth in the Certificate of Merger (such time and date of effectiveness, the “Effective Time”).

2.4                                 Effect of Merger.  The effect of the Merger will be as set forth in the applicable provisions of the DGCL, including Section 259 thereof.  Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Subsidiary will become the debts, liabilities and duties of the Surviving Corporation.

2.5                                 Certificate of Incorporation; Bylaws; Directors and Officers.  Unless otherwise determined by the Buyer or Merger Subsidiary before the Effective Time, at the Effective Time:

(a)                                  The Certificate of Incorporation of Merger Subsidiary, as amended as described in the Certificate of Merger, will be the Certificate of Incorporation of the Surviving Corporation;

(b)                                 The Bylaws of Merger Subsidiary, as in effect immediately before the Effective Time (but amended to reflect the name of the Surviving Corporation), will be the Bylaws of the Surviving Corporation; and

(c)                                  The officers and directors of Merger Subsidiary immediately before the Effective Time will be the initial officers and directors of the Surviving Corporation.

2.6                                 Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Subsidiary, the Company or the stockholders of any of the foregoing, the shares of stock of the constituent corporations will be converted as follows:

(a)                                  Common Stock of Merger Subsidiary.  Each share of common stock, par value $0.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)                                 Cancellation of Treasury Stock and Company Capital Stock Owned by Buyer or Merger Subsidiary.  Each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) that is owned by Buyer, Merger Subsidiary or any other wholly-owned subsidiary of Buyer or held in the treasury of the Company (collectively, the “Excluded Shares”) will automatically be canceled and retired and will cease to exist, and no cash or other consideration will be delivered or deliverable in exchange therefor.

(c)                                  Conversion of Company Capital Stock.  Each share of the Company’s capital stock (“Company Capital Stock”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be converted into the right to receive (x) as soon as practicable after the Closing Date as provided in Section 2.9, an amount of cash equal to the Per Share Closing Consideration and (y) when and as payable in accordance with the Escrow Agreement, an amount in cash equal to the Per Share Escrow Consideration.  All shares of Company Capital Stock converted pursuant to this Section 2.6(c) will no longer be outstanding and will automatically be cancelled and will cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Capital Stock will thereafter represent the right to receive, with respect to each underlying share of Company Capital Stock, the Per Share Closing Consideration and Per Share Escrow Consideration.

(d)                                 Closing Statements.

(i)                                     At least two business days prior to the Closing Date, the Company will prepare in good faith, in accordance with GAAP (except with respect to Transaction Expenses) and in a manner consistent with the Annual Financial Statements, an estimated closing statement (the “Estimated Closing Statement”), reflecting the Company’s Adjustment Indebtedness and Working Capital as of the Closing Date, with reasonable detail supporting the calculation thereof.  Such Estimated Closing Statement will be accompanied by a certificate from an officer of the Company certifying to its accuracy.

Payments of the Closing Consideration shall be based on the Estimated Closing Statement.

(ii)                                  Within 90 days after the Closing, Buyer will prepare and deliver to the Stockholders’ Representative, in accordance with GAAP (except with respect to Transaction Expenses) and in a manner consistent with the Annual Financial Statements, as applied by the Company on a consistent basis, a final closing statement of the Company as of the Closing Date (the “Final Closing Statement”), reflecting the Company’s Adjustment Indebtedness and Working Capital, with reasonable detail supporting the calculation thereof.

(iii)                               After receipt of the Final Closing Statement, the Stockholders’ Representative will have 30 days to review it.  Unless the Stockholders’ Representative delivers written notice to Buyer on or prior to the 30th day after receipt of the Final Closing Statement specifying in reasonable detail all disputed items on the Final Closing Statement and the basis therefor, the parties will be deemed to have accepted and agreed to the Final Closing Statement. If the Stockholders’ Representative so notifies Buyer of an objection to the Final Closing Statement, the parties will, within 30 days following the date of such notice (the “Resolution Period”) attempt to resolve their differences and any resolution by them as to any disputed amount will be final, binding, conclusive and nonappealable for all purposes under this Agreement.  If at the conclusion of the Resolution Period the parties have not reached an agreement on the objections, then all amounts remaining in dispute may, at the election of either party, be submitted to a third party accountant mutually agreeable to, and jointly engaged by, the Stockholders’ Representative and Buyer (the “Neutral Accountant”).  The Neutral Accountant will use its best efforts to reach a determination as promptly as possible and in no event later than 30 days after submission of the matter to the Neutral Accountant.  All determinations of the Neutral Accountant relating to the Final Closing Statement, absent fraud, will be final and binding on the parties, and all expenses of the Neutral Accountant will be borne equally by Buyer and the Stockholders’ Representative (which in the case of expenses of the Stockholders’ Representative, and as provided in Section 8.2(a), shall be offset against the Escrow Account).  The Final Closing Statement, as agreed to by the parties or as determined by the Neutral Accountant, will be the Final Closing Statement for all purposes of this Agreement.

(iv)                              Following final determination of the Final Closing Statement pursuant to Section 2.6(d)(iii), (i) if the Merger Consideration calculated based on the Final Closing Statement is less than that calculated based on the Estimated Closing Statement, Buyer may seek reimbursement for such difference from the Escrow Account pursuant to the terms of the Escrow Agreement; and (ii) if the Merger Consideration calculated based on the Final Closing Statement is greater than that calculated based on the Estimated Closing Statement, Buyer will pay to the Company Stockholders, in accordance instructions provided by the Stockholders’ Representative, an amount equal to such difference.  The parties agree to treat any payment pursuant to this Section 2.6(d)(iv) as an adjustment to the Merger Consideration for Tax purposes to the fullest extent permitted by applicable law.

(e)                                  Dissenting Shares.  Holders of Dissenting Shares will have those rights, but only those rights, of holders who perfect their appraisal rights under Section 262 of the DGCL or their dissenters’ rights under Chapter 1300 of the California Law.  The Company will give Buyer and Stockholders’ Representative prompt notice of any demand, purported demand, objection, notice, petition, or other communication received from any stockholder of the Company or provided to any stockholders of the Company with respect to any Dissenting Shares or shares claimed to be Dissenting Shares, and Buyer and Stockholders’ Representative will have the right to participate in all negotiations and proceedings with respect to such shares.  Payment of any amount payable to the holders of Dissenting Shares in excess of the amount such holders of Dissenting Shares would otherwise be entitled to receive pursuant to Section 2.6(c)(x) above had such holders’ shares not become Dissenting Shares will, from and after the Effective Time, be subject to a claim for indemnification pursuant to Article VIII.  However, the Company agrees that, without the prior written consent of Buyer and Stockholders’ Representative (which consents will not be unreasonably withheld), it will not voluntarily make any payment with respect to, or settle, or offer to settle, any demand or purported demand respecting such shares.

2.7                                 Equity Incentive Plans; Warrants.

(a)                                  All options to acquire Company Capital Stock outstanding immediately prior to the Closing Date and granted under any equity incentive plan of the Company (“Company Options”), whether or not vested, will be canceled and extinguished without the right to receive any cash or other payment.

(b)                                 All warrants, calls, subscriptions, options or similar rights to purchase Company Common Stock outstanding immediately prior to the Closing Date (“Company Warrants”) will be canceled and extinguished without the right to receive any cash or other payment.

(c)                                  Notwithstanding the foregoing, the Company may make payments in settlement of Company Options or Company Warrants in connection with the Closing, provided that any such payments are made in full, and reduce short-term assets and Working Capital immediately prior to the Closing Date.

2.8                                 Closing Deliverables.

(a)                                  At least two days prior to the Closing Date, the Company will deliver to Buyer (i) a statement of the number of shares of Company Capital Stock expected to be outstanding on the Closing Date and (ii) the Estimated Closing Statement.

(b)                                 Subject to the conditions set forth in this Agreement, on the Closing Date:

(i)                                     the Company will deliver to Buyer:

(A)                              a certificate of the Company dated the Closing Date stating that the conditions set forth in Sections 7.1(a) through 7.1(o) have been satisfied;
(B)                                a certificate of the Company dated the Closing Date stating (1) the number of shares of Company Capital Stock, (2) the number of shares of Company Capital Stock subject to options and warrants outstanding immediately prior to the Closing and (3) the number of shares of each class of Company Capital Stock for which dissenters’ rights are applicable;
(C)                                evidence of cancellation of all outstanding Company Options and Company Warrants;
(D)                               a copy of the text of the resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and declaring its advisability, certified by an appropriate officer of the Company;
(E)                                 a copy of the Stockholder’s Consent executed by each of the Principal Stockholders and other Company Stockholders adequate to approve this Agreement and the Merger, and certified by an appropriate officer of the Company;
(F)                                 a copy of the Rights Notice, in form reasonably acceptable to the Buyer and appropriate for distribution to the Company Stockholders immediately after the date of this Agreement;
(G)                                resignations in writing (effective as of the Closing Date) from such of the officers and directors of each of the Company and the Subsidiaries as Buyer may have requested prior to the Closing Date;
(H)                               the minute books, stock transfer records, corporate seal and other materials related to the corporate administration of the Company and any Subsidiary;
(I)                                    a copy of each Ancillary Agreement to which the Company or any stockholder of the Company is a party, duly executed by the Company or such stockholder, as applicable;
(J)                                   a copy, duly executed by the Stockholders’ Representative, of the Escrow Agreement;
(K)                               duly executed copies of all Required Consents;
(L)                                 a duly executed FIRPTA statement for purposes of satisfying Buyer’s obligations under Section 1.1445-2(b)(2) of the Treasury Regulations;
(M)                            a release and covenant not to sue substantially in the form attached hereto as Exhibit C executed by each of the Principal Stockholders, whereby each such stockholder agrees to release the Surviving Corporation and its Subsidiaries (and their affiliates) from all known and unknown claims as of the Closing Date, including claims relating to employment and/or consulting services;
(N)                               a statement from the holder of each note listed on Schedule 2.8(b)(i)(N), dated the Closing Date, setting forth all amounts then owing on the indebtedness represented by such note, including the principal amount, accrued interest and all other fees or penalties thereon, and a statement to the effect that the payment of such amounts would constitute full and complete satisfaction of all obligations under such note;

(O)                               certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of the Company and payment of all applicable state Taxes by the Company, executed by the appropriate officials of the State of Delaware and certificates dated as of a date not earlier than the thirtieth (30th) day prior to the Closing for each jurisdiction in which the Company is licensed or qualified to do business as a foreign corporation; and
(P)                                 certificates dated as of a date not earlier than the thirtieth (30th) day prior to the Closing as to the good standing of each Subsidiary and payment of all applicable state or similar Taxes by such Subsidiary, executed by the appropriate officials of the state or jurisdiction of organization of such Subsidiary and each jurisdiction in which such Subsidiary is licensed or qualified to do business as a foreign corporation.

(ii)                                  Buyer and Merger Subsidiary will deliver to the Company:

(A)                              a certificate of Buyer dated the Closing Date stating that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied; and
(B)                                a copy, duly executed by Buyer and the Escrow Agent, of the Escrow Agreement.

(c)                                  All items delivered by the parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

2.9                                 Exchange of Certificates

(a)                                  Exchange Agent.  At or prior to the Effective Time, Buyer will appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the payment of the Closing Consideration.  All fees of the Exchange Agent shall be the responsibility of the Buyer, and shall not be considered Transaction Expenses.  Immediately after the Effective Time, Buyer will deposit or cause the Surviving Corporation to deposit with the Exchange Agent, for the benefit of the holders of shares of Company Capital Stock, for exchange in accordance with Article II, an amount of cash (the “Exchange Fund”) equal to the Closing Consideration calculated based on the Estimated Closing Statement.  The Exchange Agent will, pursuant to irrevocable instructions of the Surviving Corporation, make payments of the Closing Consideration out of the Exchange Fund.  The Exchange Fund will not be used for any other purpose.  Any and all interest earned on the Exchange Fund will be paid to Buyer.  Notwithstanding anything to the contrary in this Section 2.9(a) if the Buyer shall, at any time or from time to time, after the mailing of the Rights Notice, have received notice that any Company Stockholder has demanded or asserted appraisal rights under Section 262 of the DGCL or their dissenters’ rights under Chapter 1300 of the California Law, the Buyer may by written notice to the Exchange Agent request, and the Exchange Agent will release form the Exchange Fund and pay over to Buyer, an amount equal to the Dissenting Shares multiplied by the Per Share Closing Consideration.

(b)                                 Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (a “Certificate”) whose shares were converted into the right to receive a portion of the Merger Consideration pursuant to Section 2.6(c), (i) the Rights Notice, (ii) a letter of transmittal (which will specify (x) that execution of the same shall constitute waiver of appraisal rights under Section 262 of the DGCL and dissenters’ rights under Chapter 1300 of the California Law, (y) by execution the Company Stockholder agrees and commits to refund the amount of any payment from the Escrow Account to the extent the Company Stockholder is required to indemnify an Indemnitee under Article VIII for Damages incurred because of a Breach of an Extended Representation after the Escrow End Date, and (z) that delivery will be effected, and risk of loss and title to the Certificates will pass to the Exchange Agent, only upon delivery of the Certificates to the Exchange Agent, and will be in such form and have such other provisions as Buyer shall reasonably specify) and (iii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Closing Consideration multiplied by the number of shares of Company Capital Stock represented by such Certificate.  Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor an amount equal to the Per Share Closing Consideration multiplied by the number of shares of Company Capital Stock represented by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered will forthwith be canceled.  In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate will be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment will pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Buyer that such tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.9, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a portion of the Merger Consideration or to demand appraisal/dissenters rights.  No interest will be paid or accrue on any cash payable upon surrender of any Certificate.

(c)                                  No Further Ownership Rights in Company Capital Stock Exchanged for Cash. The payment of the Per Share Closing Consideration and, subject to adjustment as provided in Article VIII, the Per Share Escrow Consideration, will be deemed to be in full satisfaction of all rights pertaining to the shares of Company Capital Stock exchanged for cash theretofore represented by such Certificates.

(d)                                 Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time will be delivered to the Surviving Corporation and any holders of shares of Company Capital Stock prior to the Merger who have not theretofore complied with this Article II will thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of the respective portion of the Merger Consideration into which such shares were converted.

(e)                                  No Liability.  None of Buyer, Merger Subsidiary, the Surviving Corporation, the Company, the Stockholders’ Representative or the Exchange Agent, or any employee, officer, director, agent or affiliate thereof, will be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the respective portion of the Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)                                    Withholding Rights.  The Surviving Corporation or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

(g)                                 Lost Certificates.  If any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, pursuant to this Agreement.

(h)                                 No Transfers.  After the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of any shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing shares of Company Capital Stock are presented to the Surviving Corporation or the Exchange Agent, they will be surrendered and cancelled in return for the payment of the portion of the Merger Consideration relating thereto, as provided in-Section 2.6.

2.10         Escrow Fund

(a)                                  On behalf of the Company Stockholders, Buyer shall deposit-into an escrow account (the “Escrow Account”) $2,500,000 of the Merger Consideration (the “Escrow Amount”).  Buyer and the Surviving Corporation, as the case may be, shall be deemed to have contributed on behalf of each Company Stockholder his, her or its Pro Rata Portion of the Escrow Amount, as may be adjusted after the Closing Date for payments required in accordance with Section 2.6 or Article VIII of this Agreement (such adjusted Escrow Amount, the “Escrow Fund”), to the Escrow Account at such time, rounded to the nearest cent.  The Escrow Fund will be held by a third party (the “Escrow Agent”) pursuant to an escrow agreement, substantially in the form attached hereto as Exhibit D, among Buyer, the Surviving Corporation, the Stockholders’ Representative and the Escrow Agent (the “Escrow Agreement”). Any and all interest and other earnings on the Escrow Fund will be applied as set forth in the Escrow Agreement.

(b)                                 Subject to Section 2.6 and Article VIII and to the terms and conditions of the Escrow Agreement, any amounts remaining in the Escrow Account as of December 31, 2007 (such date the “Escrow End Date”), minus all amounts then subject to pending claims under Article VIII, will be released and paid as soon as practicable after such Escrow End Date to the Company Stockholders.

2.11                           Stockholders’ Representative.

(a)                                  William Brian Kretzmer is hereby appointed to serve as the Stockholders’ Representative for the Company Stockholders for the purposes of this Agreement, including but not limited to Section 2.6 and Article VIII, and for taking any and all actions as the “Stockholders’ Representative” under the Escrow Agreement, and William Brian Kretzmer hereby accepts the appointment as the Stockholders’ Representative.  Buyer shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to the aforementioned sections, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of the Stockholders’ Representative, as fully binding upon the Company Stockholders and the Participants.

(b)                                 The Stockholders’ Representative shall not be liable to any Company Stockholder for any act done or omitted hereunder as the Stockholders’ Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  Buyer will have no liability to any stockholder or otherwise arising out of the acts or omissions of the Stockholders’ Representative.

(c)                                  If the Stockholders’ Representative shall die, become disabled, resign or otherwise be unable or unwilling to fulfill his responsibilities as agent of the Company Stockholders, then a majority in interest of the Company Stockholders shall, promptly after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Buyer of the identity of such successor.  Any such successor shall become the “Stockholders’ Representative” for purposes of this Agreement, including but not limited to the purposes described in Section 2.6 and Article VIII.  If for any reason there is no Stockholders’ Representative at any time, all references herein to the Stockholders’ Representative shall be deemed to refer to a majority in interest of the Company Stockholders.

2.12                           Taking of Necessary Action; Further Action.  Each party to this Agreement will take all such action as may be necessary or appropriate to effectuate the Merger under the DGCL.  If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the constituent corporations, the officers of the Surviving Corporation are authorized in the name of each constituent corporation or otherwise to take all such lawful and necessary action and the other parties to this Agreement will take all lawful and reasonably necessary action which is not inconsistent with this Agreement.

2.13                           Payment of Indebtedness and Transaction Expenses.  Immediately after the Closing, Buyer will pay (or will cause the Company to pay) (a) in full, all indebtedness for borrowed money of the Company to HIS Holding, The Value Realization Fund, L.P., Canyon Value Realization Fund (Cayman), Ltd., GRS Partners, II, and CPI Securities, L.P. consistent with the schedules of such indebtedness provided in accordance with Section 2.8(b)(i)(N), and (b) to the extent the same do not exceed $100,000, any Transaction Expenses that are payable and remain unpaid as of the Closing Date.

III.   Representations and Warranties of the Company

The Company represents and warrant to Buyer that, except as described in the Disclosure Schedule:

3.1                                 Incorporation; Power and Authority.

(a)                                  Each of the Company and the Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all necessary corporate power and authority necessary to own, lease and operate its assets and to carry on its business as conducted and proposed to be conducted.  Each of the Company and the Subsidiaries is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, subject to such exceptions as would not have a Material Adverse Effect.  Schedule 3.1 lists, for each of the Company and the Subsidiaries, the jurisdiction of its organization, its form as a legal entity and each jurisdiction in which it is so qualified.  The Company has all necessary power and authority to execute, deliver and perform this Agreement and all Ancillary Agreements to which it is a party, and, subject to approval by the stockholders of the Company, to consummate the transactions contemplated by this Agreement.

(b)                                 Each of the Company and the Subsidiaries is in full compliance with all provisions of its Organizational Documents.

3.2                                 Valid and Binding Agreement.  The execution, delivery and performance of this Agreement, and the Ancillary Agreements to which it will become a party, by the Company have been duly and validly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the Remedies Exception.  Each Ancillary Agreement to which the Company will become a party, when executed and delivered by the Company, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception.  The board of directors of the Company, at a meeting duly called and held at which a quorum was present throughout, by the requisite vote of the directors, or by unanimous written consent, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and fair to and in the best interest of the Company and its stockholders, approved this Agreement in accordance with the DGCL and resolved to recommend the approval by the Company’s stockholders of this Agreement and the transactions contemplated by this Agreement, and no such declaration, approval, adoption or recommendation has been changed, withdrawn or revoked.  The Company Stockholders, by written consent dated July 27, 2006 duly executed by the holders of 327,905 shares of the Company capital stock representing 81.5% of the capital stock then outstanding, and after full and adequate disclosure to each of the Company Stockholders who executed such Stockholders’ Consent regarding the Company, this Agreement, the Merger, the background of the Merger, the interests of the Principal Stockholders and officers of the Company in the transactions contemplated hereby, and any other information required or material to the foregoing or adequate for the Company Stockholders to make a fully informed decision regarding the same, have duly and validly approved this Agreement and the Merger, and such consent and approval has not been changed, withdrawn or revoked.

3.3                                 No Breach; Consents.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company will become a party will not (a) contravene any provision of the Organizational Documents of the Company or any Subsidiary; (b) violate or conflict with any Law, Governmental Order or Governmental Authorization; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract that is either binding upon or enforceable against the Company or any Subsidiary or any Governmental Authorization that is held by the Company or any Subsidiary; (d) result in the creation of any Encumbrance upon the Company or any Subsidiary or any of the assets of the Company or any Subsidiary; (e) require any Governmental Authorization; or (f) give any Governmental Entity or other Person the right to challenge any of the contemplated transactions or to exercise any remedy or obtain any relief under any Law, Governmental Order or Governmental Authorization, or (g) cause the Company to become subject to, or become liable for the payment of, any Tax.

3.4                                 Capitalization.

(a)                                  The authorized capital stock of the Company consists of 660,000 shares of Company Common Stock and 6,667 shares of Preferred Stock, of which 402,174 shares of Company Common Stock (including any restricted stock which accelerates and becomes vested at the Closing) and no shares of Preferred Stock are issued and outstanding.  No shares of the Company’s capital stock are held in treasury.  The Company has no other securities outstanding that would be entitled to vote on the transactions contemplated by this Agreement.  Schedule 3.4(a) lists the names and addresses of each record holder of the issued and outstanding Company Common Stock, the number of shares held by each such holder, repurchase or redemption rights for such shares in favor of the Company, the vesting schedule and forfeiture provisions for any of such shares that are “restricted stock,” and the extent to which vesting will or may be accelerated by the transactions contemplated by this Agreement and any limitations on the ability of the holder of such capital stock to vote or dispose of such shares.  All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third party rights and in certificated form, and have been offered, sold and issued by the Company in compliance with applicable securities and corporate Laws, Contracts applicable to the Company and the Company’s Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights.  The rights and privileges of the Company Common Stock are set forth in the Company’s Organizational Documents or otherwise provided by Law.

(b)                                 All Company Options and all Company Warrants have been exercised or cancelled or, at or prior to consummation of the Merger, will be exercised or cancelled.  All shares of Company Common Stock issued upon exercise of the Company Options and Company Warrants were offered in compliance with applicable securities and corporate Laws, Contracts applicable to the Company and the Company’s Organizational Documents and, are duly authorized, validly issued, fully paid and nonassessable and are reflected in the stock records of the Company furnished to the Buyer.

(c)                                  The Company has taken all necessary action to ensure that, effective at consummation of the Merger, there will not be (i) any options, warrants, calls, subscriptions, convertible securities, rights (including preemptive rights) or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract, or (ii) any outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.  Except as contemplated by this Agreement, or except as will be terminated upon consummation of the Merger, there are no registration rights agreements, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any capital stock of the Company.

3.5                                 Subsidiaries.  Except as listed on Schedule 3.5, neither the Company nor any Subsidiary owns any Subsidiary.  For each of the Company’s Subsidiaries, Schedule 3.5 shows the equity interests owned by the Company or any Subsidiary, the names of the Persons owning such equity interests and the percentage of the outstanding equity interests so owned.  All issued and outstanding equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third-party right, free and clear of all Encumbrances, and in certificated form and have been offered, sold and issued by such Subsidiary in compliance with applicable securities and corporate Laws, Contracts applicable to such Subsidiary and such Subsidiary’s Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights.  There is no option, warrant, call, subscription, convertible security, right (including preemptive rights) or Contract of any character to which the Company or any Subsidiary is a party or by which it is bound obligating any Subsidiary of the Company or the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any equity interest of such Subsidiary or obligating the Company or such Subsidiary to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract.

3.6                                 Financial Statements.  The unaudited consolidated balance sheet as of May 31, 2006 (“Latest Balance Sheet Date”) of the Company and its consolidated Subsidiaries (the “Latest Balance Sheet”) and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the five-month period then ended (such statements and the Latest Balance Sheet, the “Latest Financial Statements”) and the audited consolidated balance sheet, as of December 31, 2005 (the “Last Fiscal Year End”) and for the each of the two prior fiscal year ends, of the Company and its consolidated Subsidiaries and the audited consolidated statements of operations, stockholders’ deficiency and comprehensive income (loss), and cash flows, including the notes, of the Company and its consolidated Subsidiaries for each of the three years ended on the Last

Fiscal Year End (collectively, the “Annual Financial Statements”) are based upon the books and records of the Company and the Subsidiaries, are accurate and complete in all material respects, have been prepared in accordance with GAAP consistently applied during the periods indicated and present fairly the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated, except that the Latest Financial Statements may not contain all notes and are subject to year-end adjustments, none of which are material.

3.7                                 Absence of Undisclosed Liabilities.  Except as reflected or expressly reserved against in the Latest Balance Sheet, neither the Company nor any Subsidiary has any Liability, and there is no basis for any present or future Litigation, charge, complaint, claim or demand against any of them giving rise to any Liability, except (a) a Liability that has arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business and that is not a Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order, Governmental Authorization or Law or (b) obligations under any Contract listed on a Schedule to this Agreement or under a Contract not required to be listed on such a Schedule; provided that any such Liability or obligation under clause (a) or (b), individually or in the aggregate with all other such Liabilities and obligations, does not and would not have a Material Adverse Effect.

3.8                                 Books and Records.  The books of account of the Company and the Subsidiaries are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether the Company or any Subsidiary is subject to that section).  Each transaction is properly and accurately recorded on the books and records of the Company or a Subsidiary, and each document upon which entries in the Company’s or a Subsidiary’s books and records are based is complete and accurate in all respects.  The Company maintains a system of internal accounting controls adequate to insure that it maintains no off-the-books accounts and that its assets are used only in accordance with its management directives.  The minute books and stock or equity records of each of the Company and the Subsidiaries, all of which have been made available to Buyer, are complete and correct.  The minute books of each of the Company and the Subsidiaries contain accurate records of all meetings held and actions taken by the holders of stock or equity interests, the boards of directors and committees of the boards of directors or other governing body of each of the Company and the Subsidiaries, and no meeting of any such holders, boards of directors or other governing body or committees has been held for which minutes are not contained in such minute books.  At the Closing, all such books and records will be in the possession of the Company.

3.9                                 Absence of Certain Developments.  Since the Latest Balance Sheet Date, there has not been any Material Adverse Effect and:

(a)                                  neither the Company nor any Subsidiary has sold, leased, licensed, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b)                                 neither the Company nor any Subsidiary has entered into any Contract (or series of related Contracts) either involving more than $10,000 or outside the Ordinary Course of Business;

(c)                                  no party (including the Company or any Subsidiary) has accelerated, suspended, terminated, modified or canceled any Contract to which the Company or any Subsidiary is a party or by which any of them is bound that would have been a Material Contract at the time of any such action;

(d)                                 no Encumbrance has been imposed on any assets of the Company or any Subsidiary except Permitted Encumbrances;

(e)                                  neither the Company nor any Subsidiary has made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

(f)                                    neither the Company nor any Subsidiary has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business or acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any Person;

(g)                                 neither the Company nor any Subsidiary has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money (including advances on existing credit facilities) or Capital Lease either involving more than $10,000 individually or $25,000 in the aggregate;

(h)                                 neither the Company nor any Subsidiary has delayed, postponed or accelerated the payment of accounts payable or other Liability or the receipt of any accounts receivable, in each case outside the Ordinary Course of Business;

(i)                                     neither the Company nor any Subsidiary has canceled, compromised, waived or released any right or claim (or series of related rights or claims) either involving more than $10,000 or outside the Ordinary Course of Business;

(j)                                     except incidental to the sale of products or services, neither the Company nor any Subsidiary has granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights;

(k)                                  there has been no change made or authorized in the Organizational Documents of the Company or any Subsidiary;

(l)                                     neither the Company nor any Subsidiary has issued, sold or otherwise disposed of any of its capital stock or equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(m)                               neither the Company nor any Subsidiary has declared, set aside or paid any dividend or made any distribution with respect to its capital stock or equity interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or split, combined or reclassified any outstanding shares of its capital stock;

(n)                                 neither the Company nor any Subsidiary has experienced any damage, destruction or loss (whether or not covered by insurance) to its property;

(o)                                 neither the Company nor any Subsidiary has entered into any collective bargaining agreement, written or oral, or entered into or modified the terms of any such existing agreement with any officer, director or holder of more than 5% of the capital stock of the Company or any Subsidiary, or, except in the Ordinary Course of Business, with any employee ;

(p)                                 neither the Company nor any Subsidiary has granted any increase in the base compensation or made any other change in employment terms of any of its directors, officers or employees outside the Ordinary Course of Business;

(q)                                 neither the Company nor any Subsidiary has adopted, amended, modified or terminated any Plan (or taken any such action with respect to any Plan);

(r)                                    neither the Company nor any Subsidiary has discharged or satisfied any Encumbrance or paid any liability, in each case with a value in excess of $10,000 individually or $25,000 in the aggregate, other than current liabilities paid in the Ordinary Course of Business;

(s)                                  neither the Company nor any Subsidiary has disclosed, to any Person other than Buyer and authorized representatives of Buyer, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is listed on Schedule 3.9 and is in full force and effect;

(t)                                    neither the Company nor any Subsidiary has made any change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements; and

(u)                                 neither the Company nor any Subsidiary has committed to take any of the actions described in this Section 3.9.

3.10                           Property.

(a)                                  Neither the Company nor any Subsidiary owns any real property.  The real properties demised by the leases listed on Schedule 3.10 constitute all of the real property leased (whether or not occupied and including any leases assigned or leased premises sublet for which the Company remains liable), used or occupied by the Company or any Subsidiary.

(b)                                 The leases of real property listed on Schedule 3.10 as being leased by the Company or any Subsidiary (the “Real Property”) and are in full force and effect, and the Company or a Subsidiary holds a valid and existing leasehold interest under each of the leases for the term listed on Schedule 3.10.  The Real Property is subject to no ground lease, master lease, mortgage, deed of trust or other Encumbrance or interests that would entitle the holder thereof to interfere with or disturb use or enjoyment of the Real Property or the exercise by the lessee of its rights under such lease so long as the lessee is not in default under such lease, or is disclosed in such lease as provided to the Buyer.

(c)                                  Each parcel of Real Property has access sufficient for the conduct of the business as conducted or as proposed to be conducted by the Company or any Subsidiary on such parcel of Real Property to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas, telephone, fiberoptic, cable television, and other utilities used in the operation of the business at that location.  The zoning for each parcel of Real Property permits the existing improvements and the continuation of the business being conducted thereon as a conforming use.  Neither the Company nor any Subsidiary is in violation of any applicable zoning ordinance or other Law relating to the Real Property, and neither the Company nor any Subsidiary has received any notice of any such violation or the existence of any condemnation or other proceeding with respect to any of the Real Property.

(d)                                 Each of the Company and the Subsidiaries has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by it, located on its premises or shown in the Latest Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances listed on Schedule 3.10 and properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet.

(e)                                  The buildings, improvements, building systems, machinery, equipment and other tangible assets and properties used in the conduct of the business of each of the Company and the Subsidiaries are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business.  Each such asset is suitable for the purposes for which it is used and is proposed to be used, is free from defects (patent and latent) that would materially impair their use, and has been maintained in accordance with normal industry practices.  Each of the Company and the Subsidiaries owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets and properties necessary for the conduct of its respective business as conducted and as proposed to be conducted, except to the extent that capital expenditures are required on an ongoing basis to update or upgrade furniture, fixtures and equipment or other tangible assets in the Ordinary Course of Business..

(f)                                    The fixed asset listing attached as Schedule 3.10(f) includes all buildings, and all material machinery, equipment and other tangible assets and properties of the Company and its Subsidiaries as of the Latest Balance Sheet Date.

3.11                           Bank Accounts.  Schedule 3.11 accurately sets forth, with respect to each account maintained by or for the benefit of the Company or any of its Subsidiaries at any bank or other financial institution: (a) the name and location of the institution at which such account is maintained; (b) the name in which such account is maintained and the account number of such account; (c) a description of such account and the purpose for which such account is used; (d) the approximate current balance in such account; and (e) the names of all individuals authorized to draw on or make withdrawals from such account. There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company or any of its Subsidiaries

3.12                           Accounts Receivable and Customer Deposits.  Schedule 3.12 provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of the Latest Balance Sheet Date.  All notes and accounts receivable of each of the Company and the Subsidiaries are reflected properly on their books of account, are valid, have arisen from bona fide transactions in the Ordinary Course of Business, are subject to no setoff or counterclaim, and are current and collectible.  Such notes and accounts receivable will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts on the face of the Latest Balance Sheet as adjusted in the Company’s books of account for the passage of time through the Closing Date in the Ordinary Course of Business.  Schedule 3.12 identifies all unreturned security deposits and other deposits made by, or held by any Person for the benefit of, the Company or any of its Subsidiaries.  Customer deposits consist of any and all credit balances relating to any customer account.  For financial reporting purposes, all credit balances included within a customer account that have not been applied to a specific invoice is classified as a customer deposit liability, such that accounts receivable consist of only open invoices as of any period end.  The Company and Buyer agree that this policy will be consistently applied to the Latest Balance Sheet, Estimated Closing Statement and Final Closing Statement.

3.13                           Inventory.  The inventory of raw materials, work in process, supplies and finished goods of each of the Company and the Subsidiaries consists of items of a quality and quantity usable and, with respect to finished goods only, salable at normal profit levels, in each case, in the Ordinary Course of Business.  The inventory of finished goods is not slow-moving (as determined in accordance with past practices), obsolete, damaged or defective, subject only to any reserve for inventory on the face of the Latest Balance Sheet as adjusted in the Company’s books of account for the passage of time through the Closing Date in the Ordinary Course of Business and is merchantable and fit for its particular use.  Each of the Company and the Subsidiaries has on hand or has ordered and expects timely delivery of such quantities of raw materials and supplies and has on hand such quantities of work in process and finished goods as are reasonably required (and are not in excess) to fill current orders on hand in a timely manner and to maintain the manufacture and shipment of products at its normal level of operations.

3.14                           Tax Matters.

(a)                                  Each of the Company and any Tax Affiliate has (i) timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any Governmental Entity, each of which was correctly completed and accurately reflected any liability for Taxes of the Company and any Tax Affiliate covered by such Return, (ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established in the Company’s books of account, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied with all applicable Laws relating to the withholding of Taxes and the payment thereof.

(b)                                 Each of the Company and any Tax Affiliate has made (or caused to be made on its behalf) all estimated tax payments required to have been made to avoid any underpayment penalties.

(c)                                  There are no Encumbrances for Taxes upon any assets of the Company or any Tax Affiliate, except Encumbrances for Taxes not yet due.

(d)                                 Neither the Company nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

(e)                                  No deficiency for any Taxes has been proposed, asserted or assessed against the Company or any Tax Affiliate that has not been accrued or resolved and paid in full; no waiver, extension or comparable consent given by the Company or any Tax Affiliate regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending; and there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return for any Tax year subsequent to the year ended December 31, 2002 nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company or any Tax Affiliate by any Governmental Entity regarding any such Tax audit or other proceeding, or, to the Knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns.  There are no outstanding subpoenas or requests for information with respect to any of the Returns of the Company or any Tax Affiliate.  Neither the Company nor any Tax Affiliate has entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.

(f)                                    To the Knowledge of the Company, no additional Taxes will be assessed against the Company or any Tax Affiliate for any Tax period or portion thereof ending on or prior to the Closing Date, and there are no unresolved questions, claims or disputes concerning the liability for Taxes of the Company or any Tax Affiliate that would exceed the estimated reserves established on its books of account.

(g)                                 Schedule 3.14(g) lists all federal, state, local and foreign income Returns filed with respect to the Company or any Tax Affiliate for taxable periods ended on or after December 31, 2002, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit.

(h)                                 Neither the Company nor any Tax Affiliate has any liability for Taxes in a jurisdiction where it does not file a Return, nor has the Company or any Tax Affiliate received notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(i)                                     Neither the Company nor any Tax Affiliate is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company or any Tax Affiliate that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(j)                                     Neither the Company nor any Tax Affiliate is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of

Law) by reason of a voluntary change in accounting method or otherwise, and the IRS has not proposed any such adjustment or change in accounting method.

(k)                                  All transactions that could give rise to an underpayment of tax (within the meaning of Section 6662 of the Code) were reported by the Company and each Tax Affiliate in a manner for which there is substantial authority or were adequately disclosed on the Returns as required in accordance with Section 6662(d)(2)(B) of the Code.

(l)                                     Neither the Company nor any Tax Affiliate is a party to any Tax allocation or sharing agreement.

(m)                               Neither the Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.

(n)                                 Neither the Company nor any Subsidiary constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) that took place during the two-year period ending on the date of this Agreement or (ii) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of the Shares.

(o)                                 Neither the Company nor any Tax Affiliate has engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.

(p)                                 None of the indebtedness of the Company or any Tax Affiliate constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code, and none of the interest on any such indebtedness will be disallowed as a deduction under any other provision of the Code.

(q)                                 Neither the Company nor any Tax Affiliate has been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.

(r)                                    Neither the Company nor any Tax Affiliate is subject to accumulated earnings tax penalty or has received any notification regarding a personal holding company tax.

(s)                                  The Company and the Tax Affiliates have evidence of payment for all Taxes of a foreign country paid or accrued from the date of the formation of the Company or such Tax Affiliate.

(t)                                    Neither the Company nor any Tax Affiliate, to the extent they are “controlled foreign corporations” within the meaning of Section 957 of the Code, has had “subpart F income” within the meaning of Section 952 of the Code since the date of formation of the Company or such Tax Affiliate.

(u)                                 Neither the Company nor any Tax Affiliate has an “overall foreign loss” within the meaning of Section 904 of the Code or a “dual consolidated loss” within the meaning of Treasury Regulations Section 1.1503-2.

(v)                                 Neither the Company nor any Tax Affiliate is a “passive foreign investment corporation” as defined in Section 1297 of the Code or a “foreign personal holding company” as defined in Section 552 of the Code.

(w)                               Neither the Company nor any Tax Affiliate participates in or cooperates with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999(b)(3) of the Code.

(x)                                   Since their formation, each of the Company and the Tax Affiliates has been a corporation or association taxable as a corporation for United States income tax purposes.

(y)                                 All deductions claimed or reported on each Return of the Company and any Tax Affiliate on account of royalties or similar fees payable with respect to any Intellectual Property Rights are allowable in full.

3.15                           Intellectual Property Rights.

(a)                                  Schedule 3.15(a)(i) lists and describes all Owned Intellectual Property Rights that are (x) Registered Intellectual Property Rights, or (y) not Registered Intellectual Property Rights and not Software.  Schedule 3.15(a)(ii) lists all written Licensed-In Intellectual Property Rights and Contracts relating to Licensed-In Intellectual Property Rights (other than Off-the-Shelf Software) that is not described in Schedule 3.15(f).  The Company owns all right, title and interest in the Owned Intellectual Property Rights set forth on Schedule 3.15(a) free and clear of all Encumbrances.  The Company does not and has not in the past five years infringed or otherwise violated the Intellectual Property rights of any third party.  To the Knowledge of the Company, no Owned Intellectual Property Right has been infringed by any Person.

(b)                                 None of the Company’s current employees has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company in the furtherance of its business, which patents or applications have not been assigned to the Company.

(c)                                  Reasonable precautions have been taken to protect the secrecy, confidentiality and value of the trade secrets and all other proprietary information used by the Company or any Subsidiary including the implementation and enforcement of policies requiring each employee or independent contractor who has access to trade secrets to execute proprietary information and confidentiality agreements substantially in a standard form, and each current and former employee and independent contractor of the Company or any Subsidiary has executed such an agreement.  To the Knowledge of the Company, there has been no breach or other violation of such agreements.  Each of the Company and its Subsidiaries has the right to use all trade secrets and other proprietary information currently used in its business, subject to any Contract relating to Licensed-In Intellectual Property Rights.

(d)                                 There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened against the Company concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property.  To the Knowledge of the Company, no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists.

(e)                                  To the Knowledge of the Company, neither the Company nor any Subsidiary has infringed, misappropriated or otherwise violated any Third-Party Intellectual Property Right, and neither the Company nor any Subsidiary has received any notice of any infringement, misappropriation or violation by the Company or any Subsidiary of any Third-Party Intellectual Property Right.

(f)                                    Schedule 3.15(f) contains a true and complete list, by category, of (i) all of the Software programs owned by the Company or any Subsidiary (the “Proprietary Software Programs”); (ii) all Software programs licensed by the Company and incorporated into, or sold with, the Proprietary Software Programs (“Embedded Third-Party Programs”); (iii) all Software programs licensed by the Company for sale or distribution (“Distribution Third-Party Programs”); and (iv) all third-party software applications licensed by the Company for its own internal use (“Internal Use Programs”), excluding Off-the-Shelf Software.  The Company (x) owns full and unencumbered right and good, valid and marketable title to the Proprietary Software Programs free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind, (y) holds a valid right to use and combine with the Proprietary Software Programs, and to distribute and sell licenses or sublicenses worldwide to third party end users of, the Embedded Third-Party Software Programs, subject only to the royalties, other payments and other contract terms referred to in Schedule 3.15(f), and (z) holds a valid license to distribute or sell sublicenses to the Distribution Third-Party Programs to end users worldwide for their own internal use, subject only to the royalty or distribution fees, other payments and other contract terms referred to Schedule 3.15(f).  The transactions contemplated by this Agreement do not require consent under, will not cause termination of, and will not cause acceleration of the obligations of the Company under any contract or agreement relating to any Embedded Third-Party Programs, Distribution Third-Party Programs or Internal Use Programs.  Except as set forth in Schedule 3.15(f), all Internal Use Programs are subject to a current license agreement that covers all use of the Software in the business of the Company or any Subsidiary, as conducted or as proposed to be conducted, without the payment of any on-going royalties or other consideration other than maintenance or support fees.

(g)                                 The source code and system documentation relating to the Proprietary Software Programs (i) have at all times been maintained in strict confidence, (ii) have been disclosed by the Company only to employees who have had a “need to know” the contents thereof in connection with the performance of their duties to the Company and who have executed appropriate nondisclosure agreements, and (iii) have not been disclosed to any third party. Neither the Company nor any Subsidiary has (x) provided a right or license to any Person, other than a Subsidiary, to copy the Proprietary Software Programs in source code form, or in object code form except for delivery of all copies to the Company, (y) provided an exclusive license to any third party with respect to any Proprietary Software Program, or (z) except as set forth in Schedule 3.15(g), provided an exclusive right to distribute, market or sell licenses to the Proprietary Software Programs, either generally or by geography.

(h)                                 Each of the Proprietary Software Programs that are licensed to end users as part of the business of the Company and its Subsidiaries conforms in all material respects to the specifications thereof, and, with respect to each of such Proprietary Software Program, the application can be compiled from its associated source code.  Schedule 3.15(h) sets forth a list of known material software defects, errors and viruses in such Proprietary Software Programs.  None of the Proprietary Software Programs contains any shareware, open source code, or other software whose use requires disclosure or licensing of Intellectual Property.

3.16                           Material Contracts.

(a)                                  Schedule 3.16 lists the following Contracts to which the Company or any Subsidiary is a party or subject or by which it is bound (with the Contracts required to be listed on Schedule 3.16, the “Material Contracts”):

(i)                                     each employment, agency, collective bargaining or consulting Contract;

(ii)                                  each Contract (A) with any Insider or (B) between or among any Insiders relating in any way to the Company or any Subsidiary;

(iii)                               each distributor, reseller, OEM, dealer, manufacturer’s representative, broker, sales agency, advertising agency, finder’s, manufacturing or assembly Contract;

(iv)                              each franchise agreement;

(v)                                 each Contract or group of related Contracts with the same party for the purchase of products or services with a undelivered balance in excess of $5,000;

(vi)                              each Contract or group of related Contracts with the same party for the sale of products or services with an undelivered balance in excess of $5,000;

(vii)                           each lease of real or personal property with aggregate annual payments in excess of $10,000;

(viii)                        each Contract for the sale of any capital assets;

(ix)                                each Contract for capital expenditures in excess of $10,000;

(x)                                   each Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of the Company or any Subsidiary;

(xi)                                each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company or any Subsidiary other than in the Ordinary Course of Business;

(xii)                             each Contract relating to any surety bond or letter of credit required to be maintained by the Company or any Subsidiary;

(xiii)                          each Contract that contains or provides for an express undertaking by the Company or any Subsidiary to be responsible for consequential damages;

(xiv)                         each Contract concerning a partnership or joint venture;

(xv)                            each Contract providing for the development of any products, Software or Intellectual Property Rights or the delivery of any services by, for or with any third party;

(xvi)                         each Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit the Company or any Subsidiary from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(xvii)                      each Contract pertaining to confidentiality or non-disclosure;

(xviii)                   each Capital Lease;

(xix)                           each Contract terminable by any other party upon a change of control of the Company or any Subsidiary or upon the failure of the Company or any Subsidiary to satisfy financial or performance criteria specified in such Contract;

(xx)                              each stock purchase, stock option and stock incentive plan (other than a Plan);

(xxi)                           each power of attorney that is currently in effect; and

(xxii)                        each other Contract of the Company or any Subsidiary not entered into in the Ordinary Course of Business or that is material to the business, financial condition, results of operations or prospects of the Company and the Subsidiaries taken as a whole.

(b)                                 Each Material Contract is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception.  Each of the Company and the Subsidiaries has performed all obligations required to be performed by it in connection with each Material Contract.  Neither the Company nor any Subsidiary has received any notice of any claim of default by it under or termination of any Material Contract.  Neither the Company nor any Subsidiary has any present expectation or intention of not fully performing any obligation pursuant to any Material Contract, and there is no breach, anticipated breach or default by the Company or a Subsidiary or any other party to any Material Contract.  There is no renegotiation of, attempt to renegotiate or outstanding right to renegotiate any material terms of any Material Contract and no Person has made written demand for such renegotiation.  Each of the Company and the Subsidiaries can perform each Material Contract for the sale of products or services on time, at a profit and without unusual expenditures of time and money.  Neither the Company nor any Subsidiary has any obligation to refund payments received for work not yet performed under a Material Contract where the percentage of work completed is less than the percentage of revenues received to date.

3.17                           Litigation.  Schedule 3.17 lists all Litigation pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary and each Governmental Order to which the Company or any Subsidiary is subject.  None of the items listed on Schedule 3.17 could result in any Material Adverse Effect.

3.18                           Insurance.

(a)                                  Since January 1, 2001, each of the Company and the Subsidiaries has at all times maintained insurance relating to its business and covering property, fire, casualty, liability, workers’ compensation and all other forms of insurance customarily obtained by businesses in the same industry.  Such insurance (i) is in full force and effect, (ii) is sufficient for compliance with all requirements of applicable Law and of any Contract to which the Company or any Subsidiary is subject, (iii) is valid and enforceable, (iv) insures against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated and (v) provides adequate insurance coverage for the activities of each of the Company and the Subsidiaries.  Schedule 3.18 lists each policy of insurance in effect.

(b)                                 Schedule 3.18 lists by year for the current policy year and each of the two preceding policy years a summary of the loss experience under each policy involving any claim in excess of $10,000, setting forth (i) the name of the claimant, (ii) a description of the policy by insurer, type of insurance and period of coverage and (iii) the amount and a brief description of the claim.  Schedule 3.18 also describes the loss experience for all claims in excess of $10,000 that were self-insured, including the aggregate cost of such claims.

3.19                           Compliance with Laws; Governmental Authorizations.

(a)                                  Each of the Company and the Subsidiaries has complied with all applicable Laws and Governmental Orders.  Neither the Company nor any Subsidiary is relying on any exemption from or deferral of any Law, Governmental Order or Governmental Authorization that, to the Knowledge of the Company, would not be available to it after Closing.

(b)                                 Each of the Company and the Subsidiaries has in full force and effect all Governmental Authorizations necessary to conduct its business and own and operate its properties.  Schedule 3.19(b) lists each Governmental Authorization held by the Company or any Subsidiary.  Each of the Company and the Subsidiaries has complied with all Governmental Authorizations applicable to it.

(c)                                  Neither the Company nor any Subsidiary has offered, authorized, promised, made or agreed to make any gifts, payments or transfers of property of any kind (other than incidental gifts of nominal value) in connection with any actual or proposed transaction, except as required or permitted by the Laws of each applicable jurisdiction and in each such case has complied with the U.S. Foreign Corrupt Practices Act.

(d)                                 Each transaction was properly and accurately recorded on the books and records of the Company or a Subsidiary, and each document upon which entries in the books and records of the Company or a Subsidiary were based was complete and accurate in all respects.  Each of the Company and the Subsidiaries maintains a system of internal accounting controls adequate to ensure that it maintains no off-the-books accounts and that its assets are used only in accordance with its management directives.

(e)                                  Each of the Company and the Subsidiaries has complied with all applicable export control and trade embargo Laws in connection with any actual or proposed transaction.

(f)                                    Each of the Company and the Subsidiaries has complied with all applicable antiboycott Laws in connection with any actual or proposed transaction.

3.20                           Environmental Matters.

(a)                                  As used in this Section 3.20, the following terms have the following meanings:

(i)                                     “Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any Governmental Authorization, or any actions necessary to comply with any Environmental Law.

(ii)                                  “Environmental Law” means any Law, Governmental Authorization or Governmental Order relating to pollution, contamination, Hazardous Materials or protection of the environment.

(iii)                               “Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Property to any Environmental Costs or liability under any Environmental Law.

(iv)                              “List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record, however defined, maintained by any Governmental Entity with respect to sites from which there has been a Release of Hazardous Materials.

(v)                                 “Property” means real property owned, leased, controlled or occupied by the Company or any Subsidiary at any time.

(vi)                              “Regulatory Action” means any Litigation with respect to the Company or any Subsidiary brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(vii)                           “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(viii)                        “Third-Party Environmental Claim” means any Litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

(b)                                 No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary.

(c)                                  To the Knowledge of the Company, no Property is listed on a List.

(d)                                 All transfer, transportation or disposal of Hazardous Materials by the Company or any Subsidiary to properties not owned, leased or operated by the Company or any Subsidiary has been in compliance with applicable Environmental Law.  The Company has not transported or arranged for the transportation of any Hazardous Materials to any location that is (i) listed on a List, (ii) listed for possible inclusion on any List or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim.

(e)                                  To the Knowledge of the Company, no Property has ever been used as a landfill, dump or other disposal, storage, transfer handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

(f)                                    There has not been any Release by the Company or, to the Knowledge of the Company, by any third party of any Hazardous Material for which the Company could reasonably be expected to incur Environmental Costs, on, under, about, from or in connection with the Property, including the presence of any Hazardous Materials that have come to be located on or under the Property from another location.

(g)                                 The Property at all times has been used and operated by the Company in compliance in all material respects with applicable Environmental Law.

(h)                                 Each of the Company and the Subsidiaries has obtained all Governmental Authorizations relating to any Environmental Law necessary for the operations of the Company through the Closing, each of which is listed on Schedule 3.20(h).  All Governmental Authorizations relating to any Environmental Law will be valid and in full force and effect upon consummation of the transactions contemplated by this Agreement other than those where a renewal application has been applied for in a timely manner or otherwise require renewal in the event of a sale, if any.  Each of the Company and the Subsidiaries has filed all material reports and notifications required to be filed under and pursuant to all applicable Environmental Law.

(i)                                     Other than in compliance with Environmental Laws, no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of the Property by the Company or, to the Knowledge of the Company, any third party.  To the Knowledge of the Company, the

Property contains no asbestos, urea, formaldehyde, radon at levels above natural background, PCBs or pesticides other than in compliance with Environmental Laws.  To the Knowledge of the Company, no aboveground or underground storage tanks are located on, under or about the Property, or have been located on, under or about the Property and then subsequently been removed or filled other than in compliance with Environmental Laws.  If any such storage tanks exist on, under or about the Property, such storage tanks have been duly registered with all appropriate Governmental Entities and are otherwise in compliance with all applicable Environmental Law.

(j)                                     No expenditure will be required in order for Buyer, the Company or any Subsidiary to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the Property in a manner consistent with the present operation thereof.

(k)                                  All environmental reports and investigations that the Company or any Subsidiary has obtained or ordered with respect to the Company, any Subsidiary or the Property after January 1, 2001, or to the Knowledge of the Company prior to such date, are listed on Schedule 3.20(k).

(l)                                     No Encumbrance has been attached or filed against the Company or any Subsidiary in favor of any Person for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

(m)                               Notwithstanding any other representation contained in Article III, the representations and warranties in this Section 3.20 constitute the sole representations and warranties of the Company with respect to any Environmental Law or Hazardous Material.

3.21                           Warranties.  Schedule3.21 lists all claims pending or, to the Knowledge of the Company, threatened for product liability or breach of any warranty relating to any products sold or services performed by the Company or any Subsidiary.  Such claims in the aggregate are not in excess of the reserve for product warranty claims set forth on the face of the Latest Balance Sheet.  Schedule 3.21 describes the warranties for products sold or services performed by each of the Company and the Subsidiaries.  No product or service manufactured, sold, leased or delivered by the Company or any Subsidiary is subject to any guaranty, warranty or other indemnity other than such warranties.  Except as listed on Schedule 3.21, none of the products manufactured, sold, leased or delivered by the Company or any Subsidiary has been the subject of any product recall or return (whether voluntary or involuntary) during the past five years.

3.22                           Employees.

(a)                                  Schedule 3.22(a) lists each employee of the Company or any Subsidiary as of the date of this Agreement, states the total number of employees and indicates for each such employee, and in the aggregate, full-time, part-time and temporary status.

(b)                                 Schedule 3.22(b) lists each salaried employee of the Company or any Subsidiary as of the date of this Agreement and shows for each such employee annual salary, any other compensation payable (including compensation payable pursuant to bonus, incentive, deferred compensation or commission arrangements), date of employment and position.  To the Knowledge of the Company, and except for the resignations of Kretzmer and Dolan as contemplated hereby, no executive employee of the Company and no group of employees of the Company or any Subsidiary has any plans to terminate his, her or their employment.  Each of the Company and the Subsidiaries has complied at all times since January 1, 2001 with all applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers compensation, unemployment, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act or applicable state law.  Neither the Company nor any Subsidiary has any labor relations problem pending or, to the Knowledge of the Company, threatened and its labor relations are satisfactory.  There are no workers’ compensation claims pending against the Company or any Subsidiary or, to the Knowledge of the Company, any facts that would give rise to such a claim.  To the Knowledge of the Company, no employee of the Company or any Subsidiary is subject to any secrecy or noncompetition agreement, or any other agreement or restriction of any kind, that would impeded in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company.

(c)                                  Schedule 3.22(c) lists each employee of the Company as of the date of this Agreement who holds a temporary work authorization, including H-1B, L-1, F-1 or J-1 visas or work authorizations (the “Work Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit.  With respect to each Work Permit, all of the information that the Company or any Subsidiary provided to the Department of Labor and the Immigration and Naturalization Service or the Department of Homeland Security (collectively, the “Department”) in the application for such Work Permit was true and complete.  The Company or a Subsidiary received the appropriate notice of approval from the Department with respect to each such Work Permit.  Neither the Company nor any Subsidiary has received any notice from the Department that any Work Permit has been revoked.  There is no action pending or, to the Knowledge of the Company, threatened to revoke or adversely modify the terms of any of the Work Permit.  Except as set disclosed in Schedule 3.22(c), no employee of the Company or any Subsidiary is (i) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions contemplated by this Agreement, or (ii) an alien who is authorized to work in the United States in non-immigrant status.  For each employee of the Company or any Subsidiary hired after November 6, 1986, the Company or such Subsidiary has retained an Immigration and Naturalization Service Form I-9, completed in accordance with applicable Law.

(d)                                 The employment of any terminated former employee of the Company or any Subsidiary has been terminated in accordance with any applicable Contract terms and applicable Law, and neither the Company nor any Subsidiary has any liability under any Contract or applicable Law toward any such terminated employee.  Except as contemplated hereby with respect to Kretzmer and Dolan, the Merger, the change in control of the Company and the Subsidiaries caused by the Merger, and the resignations of Kretzmer and Dolan contemplated hereby will not cause the Company or any Subsidiary to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payment to any Person.

(e)                                  Neither the Company nor any Subsidiary has made any loans (except advances for business travel, lodging or other expenses in the Ordinary Course of Business) to any employee of the Company or any Subsidiary.

(f)                                    Except as disclosed in Schedule 3.22(f), within the last five years, neither the Company nor any Subsidiary has experienced and, to the Knowledge of the Company, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state law.  Except as disclosed in Schedule 3.22(f), no grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of the Company, threatened.  Except as disclosed in Schedule 3.22(f), no Litigation is pending or, to the Knowledge of the Company, threatened respecting or involving any applicant for employment, any current employee or any former employee, or any class of the foregoing, including:

(i)                                     the Equal Employment Opportunity Commission or any other corresponding state or local fair employment practices agency relating to any claim or charge of discrimination or harassment in employment;

(ii)                                  the United States Department of Labor or any other corresponding state or local agency relating to any claim or charge concerning hours of work, wages or employment practices;

(iii)                               the Occupational Safety and Health Administration or any other corresponding state or local agency relating to any claim or charge concerning employee safety or health;

(iv)                              the Office of Federal Contract Compliance or any corresponding state agency; and

(v)                                 the National Labor Relations Board or any corresponding state agency, whether relating to any unfair labor practice or any question concerning representation,

and there is no reasonable basis for any such Litigation.

(g)                                 No employee of the Company or any Subsidiary is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.

(h)                                 Each of the Company and the Subsidiaries has paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.

(i)                                     There has been no lay-off of employees or work reduction program undertaken by or on behalf of the Company or any Subsidiary in the past two years, and no such program has been adopted by the Company or any Subsidiary or publicly announced.

3.23                           Employee Benefits.

(a)                                  Schedule 3.23 lists all Plans by name and provides a brief description identifying any one or more of the following characteristics that may apply to such Plan: (A) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (B) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (C) plan that is or is intended to be tax qualified under Section 401(a) or 403(a) of the Code, (D) plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such plan has entered into an exempt loan), (E) nonqualified deferred compensation arrangement, (F) employee welfare benefit plan as defined in Section 3(1) of ERISA, (G) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (H) multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code, (I) plan providing benefits after separation from service or termination of employment, (J) plan that owns any Company or other employer securities as an investment, (K) plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of the Company, (L) plan that is maintained pursuant to collective bargaining and (M) plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(b)                                 Schedule 3.23 lists (i) the most recent determination letter received by the Company from the IRS regarding each Plan, if applicable, (ii) the most recent determination or opinion letter ruling from the IRS that each trust established in connection with Plans that are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt, (iii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including the Department of Labor, IRS, Pension Benefit Guaranty Corporation and the SEC), and (iv) where applicable, Annual Report/Return (Form 5500) with disclosure schedules, if any, and attachments for each Plan.  True and complete copies of all Plans including, but not limited to, any trust instruments, insurance contracts and loan agreements, and all amendments thereto, have been delivered to Buyer.

(c)                                  Schedule 3.23 lists each employee of the Company or any Subsidiary who as of the date hereof is (i) absent from active employment due to short or long term disability, (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state Law, (iii) absent from active employment on any other leave or approved absence (together with the reason for each leave or absence) or (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment).

(d)                                 With respect to continuation rights arising under federal or state Law as applied to Plans that are group health plans (as defined in Section 601 et seq. of ERISA), Schedule 3.23 lists (i) each employee, former employee or qualifying beneficiary who has elected continuation and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

(e)                                  (i) In respect of all Plans intended to be Tax qualified under Section 401(a) or Section 403(a) of the Code, the Company has received favorable determination letters from the Internal Revenue Service (“IRS”) or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period, and there are no circumstances likely to result in the loss of such qualification, (ii) in respect of all trusts established in connection with Plans intended to be Tax exempt under Section 501(a) or (c) of the Code, the Company has received an opinion letter from the IRS recognizing this exempt status under Section 501(c)(a) and there are no circumstances likely to result in the loss of such exempt status, (iii) to the extent required either as a matter of Law or to obtain the intended Tax treatment and Tax benefits, all Plans comply with the requirements of ERISA and the Code, (iv) all Plans have been administered in accordance with the documents and instruments governing the Plans, (v) all reports and filings with Governmental Entities (including the Department of Labor, the IRS, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made, (vi) all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made, and (vii) each of the Company and the Subsidiaries has made a good faith effort to comply with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.

(f)                                    (i) All contributions, premium payments and other payments required to be made in connection with the Plans as of the date hereof have been made, (ii) a proper accrual has been made on the books of account of the Company for all contributions, premium payments and other payments due in the current fiscal year, (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise) and (iv) with respect to each Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, the Company is not liable for any “accumulated funding deficiency” as that term is defined in Section 412 of the Code and the projected benefit obligations do not exceed the assets of the Plan.

(g)                                 The consummation of the transactions contemplated by this Agreement will not (i) cause any Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any current or former employee of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, benefit or award or (iii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

(h)                                 (i) No Litigation is pending with regard to any Plan other than routine uncontested claims for benefits, (ii) no Plan is currently under examination or audit by the Department of Labor, the IRS or the Pension Benefit Guaranty Corporation, (iii) no liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating has been or is expected to be incurred by the Company, (iv) no liability under Section 4201 et seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan has been or is expected to be incurred by the Company, and (v) with respect to the Plans, the Company has no liability (either directly or as a result of indemnification) for (and the transactions contemplated by this Agreement will not cause any liability for): (A) any excise

Taxes under Section 4971 through Section 4980B of the Code, or (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, (vi) no condition, agreement or Plan provision limits the right of the Company to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA) and (viii) the Company has no liability for life insurance, death or medical benefits after separation from employment other than (A) death benefits under the Plans and (B) health care continuation benefits described in Section 4980B of the Code.

3.24                           Customers.  Schedule 3.24 lists the 10 largest customers of the Company and the Subsidiaries on a consolidated basis for each of the last two fiscal years and for the interim period ended on the Latest Balance Sheet Date and sets forth opposite the name of each such customer the amount and percentage of net sales by the Company and the Subsidiaries attributable to such customer for each such period.  No customer listed on Schedule 3.24 has indicated that it will stop or decrease the rate of business done with the Company or any Subsidiary.

3.25                           Suppliers; Distributors.

(a)                                  Schedule 3.25(a) lists the 10 largest suppliers of the Company and the Subsidiaries on a consolidated basis for each of the last two fiscal years and for the interim period ended on the Latest Balance Sheet Date and sets forth opposite the name of each such supplier the approximate percentage of purchases by the Company and the Subsidiaries attributable to such supplier for each such period.  No supplier listed on Schedule 3.25(a) is a sole source of supply for the Company and the Subsidiaries.  No supplier listed on Schedule 3.25(a) has indicated that it will stop or decrease the rate of business done with the Company or any Subsidiary.

(b)                                 Schedule 3.25(b) lists the 10 largest distributors of the Company and the Subsidiaries on a consolidated basis for each of the last two fiscal years and for the interim period ended on the Latest Balance Sheet Date and sets forth opposite the name of each such distributor the approximate percentage of net sales by the Company and the Subsidiaries attributable to such distributor for each such period.  Neither the Company nor any Subsidiary has received any notice or other communication (in writing or otherwise), or has received any other information, indicating that the distributors identified on Schedule 3.25(b) may cease acting as a distributor of such products or otherwise dealing with the Company or any of its Subsidiaries.

3.26                           Affiliate Transactions.  No Insider has any Contract with the Company or any Subsidiary (other than employment not represented by a written Contract and terminable at will), any loan to or from the Company or any interest in any assets (whether real, personal or mixed, tangible or intangible) used in or pertaining to the business of the Company or any Subsidiary (other than ownership of capital stock of the Company).  To the Knowledge of the Company, no Insider has any direct or indirect interest in any competitor, supplier or customer of the Company or any Subsidiary or in any Person from whom or to whom the Company or any Subsidiary leases any property, or in any other Person with whom the Company or any Subsidiary otherwise transacts business of any nature. Schedule 3.26 lists all transactions between the Company or any

Subsidiary and each Insider for each of the last three fiscal years and since the Last Fiscal Year End.

3.27                           Brokerage.  No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company for which Buyer or the Company is or could become liable or obligated.

3.28                           Availability of Documents.  The Company has delivered to Buyer correct and complete copies of the items referred to in the Disclosure Schedule or in this Agreement (and in the case of any items not in written form, a written description thereof).

3.29                           Rights Notice.  The Company has prepared, prior to the date hereof, a notice to all Company Stockholders of the actions taken by Stockholders’ Consent in accordance with Section 228(e) of the DGCL and that notifies the Company Stockholders (other than Company Stockholders who signed the Stockholders’ Consent) of their appraisal rights in accordance with Section 262 of the DGCL or their dissenter rights under Chapter 1300 of the California Law (including the accompanying information statement, the “Rights Notice”).  The Rights Notice complies in all respects with Sections 228(e) and 262 of the DGCL and Chapter 1300 of the California Law and contains disclosure regarding the Company, this Agreement, the Merger, the background of the Merger, the interests of the Principal Stockholders and officers of the Company in the transactions contemplated hereby, and any other information required or material under the DGCL and Delaware law, to inform the Company Stockholders of the Stockholders’ Consent and of their appraisal rights, and to allow the Company Stockholders to make an informed decision regarding such appraisal rights or any other rights they may have in connection with the transactions contemplated hereby.  The Rights Notice does not contain any misstatement of any fact that is material to a decision of a Company Stockholder to assert appraisal or dissenters’ rights, or to understand the Stockholders’ Consent, nor does it omit to state any fact that is material to a decision to assert appraisal or dissenters’ rights, or that is necessary to make the facts that are material to such a decision that are included in the Rights Notice not misleading.

3.30                           Disclosure.  This Agreement, the exhibits, the Disclosure Schedule, the Annual Financial Statements and the Latest Financial Statements do not contain any untrue statement or omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

IV.   Representations and Warranties of Buyer

Buyer represents and warrants to the Company that as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

4.1                                 Incorporation; Power and Authority.  Each of Buyer and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party.

4.2                                 Valid and Binding Agreement.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it will become a party by Buyer and Merger Subsidiary have been duly and validly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by Buyer and Merger Subsidiary and constitutes the valid and binding obligation of Buyer and Merger Subsidiary, enforceable against them in accordance with its terms, subject to the Remedies Exception.

4.3                                 No Breach; Consents.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it will become a party by Buyer and Merger Subsidiary will not (a) contravene any provision of the Organizational Documents of Buyer or Merger Subsidiary; (b) violate or conflict with any Law, Governmental Order or Governmental Authority; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Buyer or Merger Subsidiary; or (d) require any Governmental Authorization.

4.4                                 Brokerage.  No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Buyer for which any stockholder of the Company is or could become liable or obligated.

4.5                                 Investment Intent and Financial Capability.  Buyer is acquiring the Company for its own account for investment purposes, and not with a view to the distribution of any capital stock thereof.  After giving effect to credit to be made available to Buyer under the Commitment Letter attached hereto as Schedule 4.5(a) (the “Commitment Letter”) and the term sheet attached hereto as Schedule 4.5(b) (the “Term Sheet”), it will have the financial capability to perform its obligations under this Agreement and to make or cause to be under the payments under Article II.

V.   Agreements of the Company

5.1                                 Conduct of the Business.  To and including the Closing Date,

(a)                                  each of the Company and the Subsidiaries will conduct its business only in, and neither the Company nor any Subsidiary will take any action except in, the Ordinary Course of Business and in accordance with applicable Law;

(b)                                 neither the Company nor any Subsidiary will amend or modify any Material Contract or enter into any Contract that would have been a Material Contract if such Contract had been in effect on the date of this Agreement except that the Company may enter into Contracts with vendors or customers in the Ordinary Course of Business;

(c)                                  each of the Company and the Subsidiaries will (i) use its best efforts to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii), subject to applicable Laws, confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations as requested by Buyer and (iii) not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by the Company in this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty, including any actions referred to in Section 3.9;

(d)                                 except with the consent of Buyer or in the Ordinary Course of Business, neither the Company nor any Subsidiary will use extraordinary selling efforts that would have the effect of accelerating sales prior to the time reasonably expected, through offering of discounts, shipment of goods prior to anticipated shipping dates or otherwise;

(e)                                  the Company will not (i) make or rescind any express or deemed election or take any other discretionary position relating to Taxes, (ii) amend any Return, (iii) settle or compromise any Litigation relating to Taxes or (iv) change any of its methods of reporting income or deductions for federal or state income Tax purposes from those employed in the preparation of the last filed federal or state income Tax Returns;

(f)                                    the Company will not change any of its methods of accounting in effect on the date of the Latest Balance Sheet Date, other than changes required by GAAP; and

(g)                                 neither the Company nor any Subsidiary will cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

5.2                                 Notice of Developments.  The Company will promptly notify Buyer of any emergency or other change in the Ordinary Course of Business of the Company or any Subsidiary or the commencement or threat of Litigation.  The Company will promptly notify Buyer in writing if it should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect.  No disclosure pursuant to this Section 5.2 will be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

5.3                                 Pre-Closing Access. Through the Closing Date, the Company and each of its Subsidiaries will afford to Buyer and its authorized representatives access at all reasonable times and upon reasonable notice to the facilities, offices, properties, technology, processes, books, business and financial records, officers, employees, business plans, budgets and projections, customers, suppliers and other information of each of the Company and the Subsidiaries, and the workpapers of BDO Seidman, the Company’s independent accountants, and otherwise provide such assistance as may be reasonably requested by Buyer in order that Buyer have a full opportunity to make such investigation and evaluation as it reasonably desires to make of the business and affairs of each of the Company and the Subsidiaries.  In addition, the Company will and will cause the Subsidiaries to cooperate (including providing introductions where necessary)

with Buyer to enable Buyer to contact third parties, including employees, suppliers, customers and prospective customers of the Company and to offer employment to employees of the Company and its Subsidiaries.  Subject to Law, Buyer will have access to the personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of the Company and the Subsidiaries for the purpose of preparing for and conducting employment interviews with all Active Employees.  The Company will provide such Plan documents and summary plan descriptions, employee data or other information as may be reasonably requested by Buyer.  The Buyer agrees that such information shall be subject to the terms of the Confidentiality Agreement dated December 9, 2005 between the Buyer and the Company (the “Confidentiality Agreement”).

5.4                                 Conditions.  The Company will use its best efforts to cause the conditions set forth in Section 7.1 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

5.5                                 Consents and Authorizations; Regulatory Filings.  The Company will obtain (at no cost or burden to Buyer), within 10 days after the date of this Agreement, all Consents and Governmental Authorizations (the “Required Consents”) necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement or that could, if not obtained, adversely affect the conduct of the business of the Company or any Subsidiary as it is conducted or proposed to be conducted, including those listed on Schedule 5.5.  The Company will keep Buyer reasonably advised of the status of obtaining the Required Consents.

5.6                                 Rights Notice.  The Company and each Subsidiary shall cooperate, and shall cause the Principal Stockholders to cooperate, with the Buyer to revise, amend, update, prepare and mail to Company Stockholders the Rights Notice in a form reasonably acceptable to Buyer.  The Company, each Subsidiary and the Principal Stockholders, and any entities controlled by the Company or the Principal Stockholders, shall provide all information requested by the Company and necessary to complete the preparation and mailing of the Rights Notice.  At the request of the Buyer, the Company will mail the Rights Notice to the Company Stockholders as soon as practicable after the date hereof, and in the event the Rights Notice is not mailed prior to the Closing Date, shall cause the Principal Stockholders to assist the Buyer in mailing the Rights Notice immediately after the Closing Date.

5.7                                 Resignation of Officers and Directors.  The Company will obtain and deliver to Buyer prior to the Closing Date (to be effective as of the Closing Date) the resignation of each officer and director of the Company and each of its Subsidiaries (in each case, in their capacities as officers and directors and not as employees).

5.8                                 No Change in Approval, Recommendation or Vote.

(a)                                  No Solicitation or Negotiation.  The Company and the Principal Stockholders agree that they each will not, and they will not permit their respective Subsidiaries, officers or directors to, and that they will use their respective best efforts to instruct and cause each of their and each of their Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)                                     initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii)                                  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal.

(b)                                 No Change in Recommendation or Alternative Acquisition Agreement. Neither the board of directors nor the Principal Stockholders of the Company shall:

(i)                                     withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Buyer, any approval with respect to the Merger or this Agreement, or amend, revoke, revise or in any way rescind the Stockholders’ Consent; or

(ii)                                  cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal

(c)                                  Existing Discussions.  The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction.  The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.8(c) and in the Confidentiality Agreement.  The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(d)                                 Notice.  The Company agrees that it will promptly (and, in any event, within 24 hours) notify Buyer if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Buyer informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

5.9                                 Plan Termination.  The Company shall, immediately prior to Closing, terminate the MAI 401K Plan.

VI.   Agreements of Buyer

6.1                                 Conditions.  Buyer will use its best efforts to cause the conditions set forth in Section 7.2 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

6.2                                 Payment to Orchard Capital Corporation.  Buyer will pay to Orchard Capital Corporation, immediately after the Closing, in full and final satisfaction of the Company’s obligation to Orchard Capital Corporation pursuant to that certain consulting agreement dated August 15, 2004 by and between Orchard Capital Corporation and the Company, all accrued and unpaid fees owing under such consulting agreement to the extent the same do not exceed $700,000, and Orchard Capital Corporation shall execute and deliver to Buyer a full and unconditional release and termination of any further obligations under such consulting agreement.

6.3                                 Payments to Kretzmer and Dolan.  Buyer will pay to each of Kretzmer and Dolan, immediately after the Closing, $300,000 each or $600,000 in the aggregate in cash in full and final satisfaction of the Company’s obligations pursuant to those severance agreements dated February 25, 2002 by and between each of Kretzmer and Dolan and the Company, and each of Kretzmer and Dolan shall execute and deliver to Buyer a full and unconditional release and termination of any further obligations under such severance agreements.

6.4                                 Employee Matters.  Following the Closing, Buyer will cause any employee benefit plans which the employees of the Company and its Subsidiaries are eligible to participate in to take into account for purposes of eligibility and vesting thereunder, except to the extent it would result in a duplication of benefits, service by employees of the Company and its Subsidiaries as if such service were with Buyer, to the same extent such service was credited under a comparable Plan.  Buyer shall honor all employee benefit obligations to Active Employees and former employees of the Company and its Subsidiaries under the Plans.

6.5                                 Indemnification of Directors and Officers of the Company.

(a)                                  Indemnification Obligations.  During the period ending six years after the Effective Time, Buyer will ensure that the Surviving Corporation fulfills and honors the obligations of the Company to the Company’s present and former directors and officers (the “Indemnified D&Os”) pursuant to the terms of the Company certificate of incorporation and by-laws as in effect on the date of this Agreement.  Nothing in this Section 6.5 shall, however, prejudice or affect Buyer’s claim for indemnification to which it is otherwise entitled under Article VIII.

(b)                                 Beneficiaries.  This Section 6.5 shall survive the consummation of the Merger, is intended to benefit the Indemnified D&Os, shall be binding on all successors and assigns of the Surviving Corporation, and shall be enforceable by the Indemnified D&Os.  In the event Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.5.

VII.   Conditions to Closing

7.1                                 Conditions to Buyer’s Obligations.  The obligation of Buyer and the Merger Subsidiary to take the actions required to be taken by them at the Closing is subject to the satisfaction or waiver, in whole or in part, in Buyer’s sole discretion (but no such waiver will waive any rights or remedy otherwise available to Buyer or the Merger Subsidiary), of each of the following conditions at or prior to the Closing:

(a)                                  The representations and warranties set forth in Article III that are not subject to materiality qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and the representations and warranties set forth in Article III that are subject to materiality qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date;

(b)                                 The Company will have performed and complied with each of its agreements contained in this Agreement and the Ancillary Agreements in all material respects;

(c)                                  The Stockholders’ Consent shall not have been amended, revised, revoked or rescinded in and manner;

(d)                                 Each Required Consent will have been obtained and be in full force and effect and such actions as Buyer’s counsel may reasonably require will have been taken in connection therewith;

(e)                                  Buyer will have obtained each Governmental Authorization required to own the Surviving Corporation or operate the business of the Company in the manner it was operated prior to the Closing Date;

(f)                                    Buyer will have received evidence satisfactory to it that no Litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, the Voting Agreement or any of the Ancillary Agreements, (iii) seeking to prohibit direct or indirect ownership, combination or operation by Buyer of any portion of the business or assets of the Company or any Subsidiary, or to compel Buyer or any of its Subsidiaries or the Company or any Subsidiary to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Buyer or its Subsidiaries or of the Company or its Subsidiaries, as a result of the transactions contemplated by this Agreement, or incur any burden, (iv) seeking to require direct or indirect transfer or sale by Buyer of, or to impose material limitations on the ability of Buyer to exercise full rights of ownership of, the Company or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on Buyer or the Company or any of their respective officers or directors;

(g)                                 No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(f);

(h)                                 No Material Adverse Effect will have occurred after the date of this Agreement;

(i)                                     No Person will have asserted or threatened that, other than as set forth in the Disclosure Schedule, such Person (i) is the owner of, or has the right to acquire or to obtain ownership of, any capital stock of, or any other voting, equity or ownership interest in, the Company or any Subsidiary or (ii) is entitled to all or any portion of the Merger Consideration;

(j)                                     Buyer will have received from David Griffith, Esq., counsel for the Company, a written opinion, dated the Closing Date, addressed to Buyer and satisfactory to Buyer’s counsel, in the form set forth in Exhibit E;

(k)                                  Each of Kretzmer and Dolan shall have entered into the Noncompetition Agreement and the Consulting Agreement, such agreements will be in full force and effect and none of such Persons will have indicated any intention of not fulfilling his obligations under any such agreement;

(l)                                     The Company will have delivered each of the agreements, certificates, instruments and other documents that it is obligated to deliver pursuant to Section 2.8(b)(i) and such documents so delivered will be in full force and effect;

(m)                               Neither the Company nor any Subsidiary will have been, or will have been threatened to be, materially adversely affected in any way as a result of fire, explosion, disaster, accident, labor dispute, any action by any Governmental Entity, flood, act of war, terrorism, civil disturbance or act of nature;

(n)                                 The Company shall have mailed to the Company Stockholders, or delivered to the Buyer for mailing to the Company Stockholders, the Rights Notice in a form reasonably acceptable to Buyer; and

(o)                                 The Company will cause the designees of Buyer to have, immediately following the Effective Time, sole signature authority and control over each account maintained by or for the benefit of the Company or any of its Subsidiaries at any bank or other financial institution.

(p)                                 Buyer shall have received financing substantially on the terms set forth in the Commitment Letter and the Term Sheet.

7.2                                 Conditions to the Company’s Obligations.  The obligation of the Company to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in the Company’s sole discretion (but no such waiver will waive any right or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Closing:

(a)                                  The representations and warranties set forth in Article IV that are not subject to materiality qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and the representations and warranties set forth in Article IV that are subject to materiality qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date;

(b)                                 Buyer and Merger Subsidiary will have performed and complied with each of their agreements contained in this Agreement;

(c)                                  No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing; and

(d)                                 Buyer will have delivered each of the certificates, instruments and other documents that it is obligated to deliver pursuant to Section 2.8(b)(ii).

VIII.   Indemnification

8.1                                 Survival of Representations and Covenants.

(a)                                  The representations, warranties, covenants and obligations of each party to this Agreement will survive: (i) the Closing and the consummation of the Merger; (ii) any sale or other disposition of the Surviving Corporation by Buyer; and (iii) the death or dissolution of any party to this Agreement.  The representations and warranties shall survive the Closing until the Escrow End Date; provided, however, that the representations and warranties contained in Sections 3.2, 3.4, and 3.5 (the representations set forth in this proviso being referred to as the “Extended Representations”), shall survive indefinitely.

(b)                                 For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule will be deemed to be a representation and warranty, or a qualification or limitation with respect thereto, made by the Company in this Agreement.

(c)                                  The representations, warranties, covenants and obligations of the Company or any Indemnifying Party, and the rights and remedies that may be exercised by the Indemnitees, will not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnitees or any of their representatives.

8.2                                 Indemnification.

(a)                                  From and after the Effective Time, but subject to the limitations as to time and amount hereinafter set forth, the Company Stockholders (other than holders of Dissenting Shares and Excluded Shares) (“Indemnifying Parties”), by reason of each Indemnifying Party’s acceptance of the consideration provided for in Article II agree, severally and not jointly in accordance with their entitlement to receive a portion of the Escrow Account, to defend, indemnify, and hold Buyer, Surviving Corporation and the Subsidiaries, and each of their respective successors and assigns and each of their directors, officers, employees, agents and affiliates (each an “Indemnitee”), harmless from and against, and to reimburse Indemnitees with respect to, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i)                                     any Breach of any representation or warranty made by the Company in the Transaction Documents (without giving effect to any update to the Disclosure Schedule, for purposes of calculating Damages as a result of such Breach), provided, however, that for purposes of applying any qualification as to materiality contained or incorporated in such representation or warranty, such qualification shall be applicable (i.e., shall act as a limitation) in determining if any Breach has occurred, but once the materiality threshold is passed (i.e., a Breach has occurred), then the full amount thereof shall be included in calculating the Damages as a result of such Breach;

(ii)                                  any Breach prior to the Closing of any covenant or obligation of the Company contained in any of the Transaction Documents;

(iii)                               any Liability to the holders of Dissenting Shares in excess of the amount such holders of Dissenting Shares would otherwise be entitled to receive pursuant to Section 2.6(c)(x) of this Agreement had such holders’ shares not become Dissenting Shares;

(iv)                              any Liability under the WARN Act or any similar state or local Law that may result from an “Employment Loss,” as defined by 29 U.S.C. 2101(a)(6), caused by any action of the Company prior to the Closing;

(v)                                 any Liability arising from Transaction Expenses in excess of the amounts accounted for in the Estimated Closing Statement or Final Closing Statement; or

(vi)                              any Litigation relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to above including any Litigation commenced by any Indemnitee for the purpose of enforcing any of its rights under such sections.

(b)                                 Except as provided in the following sentence of this Section 8.2(b), Indemnitees may seek payment for the indemnification obligations of Indemnifying Parties pursuant to this Article VIII solely from the Escrow Account and may make claims against the Escrow Account solely pursuant to notices given prior to the Escrow End Date in accordance with the Escrow Agreement, and the Liability of any Company Stockholder for money damages under this Article VIII will not exceed such stockholder’s Pro Rata Portion of the Escrow Amount.

Notwithstanding the foregoing, (x) if the amount remaining in the Escrow Account is insufficient to cover Damages resulting from a Breach of an Extended Representation after the Escrow End Date, Indemnitees may seek payment for the indemnification obligations of Indemnifying Parties pursuant to this Article VIII, after the Escrow End Date, and after distributions to the Company Stockholders from the Escrow Account have been made, but such indemnification shall be limited to recovery by the Indemnitees solely of respective amounts from each Company Stockholder up to but not excess of the respective amounts previously received by such Company Stockholder as distribution from the Escrow Account, and (y) claims or Litigation arising out of any fraud, willful breach or intentional misrepresentation by the Company or an Indemnifying Party shall survive the Escrow End Date and shall not be subject to the limitation set forth in this Section 8.2(b).

(c)                                  Notwithstanding anything set forth in this Section 8.2, and except for Damages arising from Breach of the Extended Representations, which shall not be subject to the limitations set forth in this Section 8.2(c), in case of any Damages arising out of Section 8.2(a)(i), (v) or (vi) (as the latter subsection relates to 8.2(a)(i) or 8.2(vi)), no Indemnifying Party shall have liability for indemnification unless and until the aggregate amount of all Damages with respect to all such matters, taken together, cumulatively exceeds (i) the amount by which Working Capital, as determined consistent with the Final Closing Statement and after completion of the procedures set forth in Section 2.6(d), exceeds three million one hundred and thirty-five thousand dollars ($3,135,000) (the “Working Capital Basket”), plus (ii) One Hundred Thousand Dollars ($100,000) (the “Basket Amount”), and in any event only for the aggregate amount of all such Buyer Damages in excess of the Working Capital Basket, but to the extent in excess of the Working Capital Basket plus the Basket Amount, as required above, then the full amount of the Basket Amount may also be recovered.

(d)                                 In addition, notwithstanding anything set forth in this Section 8.2, after completion of the procedures set forth in Section 2.6(d) relating to the Final Closing Statement, the determination of the Working Capital Basket shall be final (based upon those procedures) and shall not be changed thereafter.

(e)                                  The Buyer and the other Indemnitees agree that, subject to the exceptions set forth in Section 8.2(b)(y) the sole and exclusive remedy for money damages for any matters relating to this Agreement, the Escrow Agreement and any certificate or instrument delivered pursuant hereto, shall be the rights to indemnification set forth in this Article VIII.

8.3                                 Claims for Indemnification.

(a)                                  If an Indemnitee desires to make a claim for indemnification under this Article VIII, such Indemnitee will deliver to Stockholders’ Representative prior to the Escrow End Date, or with respect to claims arising out of the Extended Representations prior to the end of the survival period for such Extended Representation, one or more written notices of Losses (each a “Claim”), with a copy to the Escrow Agent (during the term of the Escrow Agreement).  Any Claim will state in reasonable detail the basis for the Damages to the extent then known by Indemnitee and the nature of the Damage for which indemnification is sought, and may state the amount of the Damage claimed.  If such Claim (or an amended Claim) states the amount of the Damage claimed and Stockholders’ Representative notifies Indemnitee that Stockholders’

Representative does not dispute the claim described in such notice or fails to notify Indemnitee within 30 days after delivery of such notice by Indemnitee whether Indemnifying Parties disputes the claim described in such notice, the Damage in the amount specified in Indemnitee’s notice will be admitted or deemed admitted by Indemnifying Parties, and Indemnifying Parties will pay the amount of such Damage to Indemnitee, first from the Escrow Account if amounts are remaining in such account and second, by refunding amounts previously received from the Escrow Account but solely to the extent provided in Section 8.2(b)(x).  If Stockholders’ Representative has timely disputed the liability of Indemnifying Parties with respect to a Claim (or an amended Claim), Stockholders’ Representative and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute.  If a claim for indemnification has not been resolved within 30 days after delivery of notice to Stockholders’ Representative, Indemnitee may seek judicial recourse.  If a Claim does not state the amount of the Damage claimed, such omission will not preclude Indemnitee from recovering from Indemnifying Parties the amount of the Damage described in such Claim if any such amount is subsequently provided in an amended Claim.  In order to assert its right to indemnification under this Article VIII, Indemnitee will not be required to provide any notice except as provided in this Section 8.3, but such notice must be provided in a timely fashion as specified in this Article VIII.

(b)                                 Any Damage to which an Indemnitee is entitled shall be payable from the Escrow Account immediately following the determination of Indemnifying Parties’ liability for and the amount of a Damage (whether such determination is made pursuant to the procedures set forth in this Article VIII, by agreement between Indemnitee and Stockholders’ Representative, by arbitration award or by final adjudication).  Any Damages to which an Indemnitee is entitled under 8.2(b) after the Escrow End Date, shall be payable by the Company Stockholders within ten days following the determination of Company Stockholders’ liability for and the amount of a Damage (whether such determination is made pursuant to the procedures set forth in this Article VIII, by agreement between Indemnitee and Stockholders’ Representative, by arbitration award or by final adjudication).

8.4                                 Defense of Third Party Claims.

(a)                                  In the event of the assertion or commencement by any Person (i.e. a third party) of any claim or Litigation (whether against Buyer, against any other Indemnitee or against any other Person) with respect to which any of the Indemnitees will have the right to seek indemnification pursuant to this Article VIII, Buyer will have the right but not the obligation to assume the defense of such claim or Litigation at the expense of the Indemnifying Parties.

(b)                                 If Buyer assumes such defense:

(i)                                     All expenses relating to the defense of such claim or Litigation (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations incurred in connection with investigating, defending a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any such action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation) incurred or to be incurred in connection with Buyer’s defense of claims will be advanced to Buyer out of the Escrow Account;

(ii)                                  The Stockholders’ Representative will make available to Buyer any documents and materials in the possession or control of the Stockholders’ Representative that may be necessary to the defense of such claim or Proceeding;

(iii)                               Buyer will keep the Stockholders’ Representative informed of all material developments and events relating to such claim or Proceeding;

(iv)                              The Stockholders’ Representative will have the right to participate at its expense (subject to the reimbursement provisions of the Escrow Agreement) in the defense of such claim or Litigation; and

(v)                                 Buyer will have the right to settle, adjust or compromise such claim or Proceeding with the written consent of the Stockholders’ Representative on behalf of each Indemnifying Party; provided, however, that the Stockholders’ Representative will not unreasonably withhold such consent.   If such consent is reasonably withheld, then the Indemnifying Parties shall not be liable to indemnify any Indemnitee for any such settlement that is effected without such consent.

IX.   Termination

9.1                                 Termination.  This Agreement may be terminated prior to the Closing:

(a)                                  by the mutual written consent of Buyer and the Company;

(b)                                 by the Company, if

(i)                                     Buyer has or will have breached any representation, warranty or agreement contained in this Agreement in any material respect;

(ii)                                  the transactions contemplated by this Agreement will not have been consummated or before August 31, 2006 (the “Termination Date”); provided that the Company will not be entitled to terminate this Agreement pursuant to this Section 9.1(b)(ii)  if the Company’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement;

(iii)                               a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing; or

(iv)                              any of the conditions set forth in Section 7.2 will have become impossible to satisfy.

(c)                                  by Buyer, if

(i)                                     the Company has or will have breached any representation, warranty or agreement contained in this Agreement or the Ancillary Agreements in any material respect;

(ii)                                  the transactions contemplated by this Agreement will not have been consummated on or before the Termination Date; provided that Buyer will not be entitled to terminate this Agreement pursuant to this Section 9.1(c)(ii) if Buyer’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement;

(iii)                               a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result directly or indirectly, in any of the consequences referred to in Section 7.1(f);

(iv)                              a Material Adverse Effect will have occurred after the date of this Agreement;

(v)                                 any of the conditions set forth in Section 7.1 will have become impossible to satisfy;

(vi)                              the Company or any Subsidiary will have been, or will have been threatened to be, materially adversely affected in any way as a result of fire, explosion, disaster, accident, labor dispute, any action by any Governmental Entity, flood, act of war, terrorism, civil disturbance or act of nature.

9.2                                 Effect of Termination.  The right of termination under Section 9.1 is in addition to any other rights Buyer or the Company may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies and will not preclude an action for breach of this Agreement.  If this Agreement is terminated, all continuing obligations of the parties under this Agreement will terminate, provided, however, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement, and (ii) the Confidentiality Agreement, this Section 9.2 and Article X will survive indefinitely unless sooner terminated or modified by the parties in writing.

X.   Miscellaneous

10.1                           Press Releases and Announcements.  Upon execution of this Agreement, Buyer and the Company will issue a joint press release in a form approved by both parties.  Any other public announcement, including any announcement to employees, customers, suppliers or others having dealings with the Company or any Subsidiary, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, only upon approval of such announcement, including the form, timing and substance thereof, by both Buyer and the Company; provided, however, that to the extent required by securities laws or the rules and regulations of the SEC, Buyer may issue such public announcements without the Company’s consent upon notice to the Company.  Buyer will have the right to be present for any in-Person announcement by the Company.  Unless consented to by Buyer or required by Law, the Company will keep, and will cause each of its Subsidiaries to keep, this Agreement and the transactions contemplated by this Agreement confidential.

10.2                           Expenses.  Except as otherwise expressly provided for in this Agreement, the Company, on the one hand, and Buyer, on the other hand, will each pay all expenses incurred by each of them in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not). Neither the Company nor any Subsidiary has borne or will bear any of the expenses of its stockholders in connection with the transactions contemplated by this Agreement.  Buyer will pay one-half and the Company will pay one-half of the fees and expenses of the Escrow Agent under the Escrow Agreement.

10.3                           Amendment and Waiver.  This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced.  Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.

10.4                           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device).  Notices, demands and communications to Buyer, Merger Subsidiary, the Company and the Stockholders’ Representative and the Stockholders will, unless another address is specified in writing, be sent to the address indicated below:

If to Buyer or Merger Subsidiary:

SoftBrands, Inc.
Two Meridian Crossings, Suite 800
Minneapolis, MN 55423
Attn:  Randal B. Tofteland
Facsimile No.  (612) 851-1560

With a copy to:

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402-1498
Attn:  Thomas O. Martin
Facsimile No. (612) 340-7800

If to the Company:

MAI Systems Corporation
26110 Enterprise Way, Suite 200
Lake Forest, CA 92630
Attn:  W. Brian Kretzmer
Facsimile No.  (949) 598-6324

With a copy to:

Sullivan & Cromwell LLP
1888 Century Park East
Los Angeles, CA 90067
Attn:  Frank H. Golay, Jr.
Facsimile No.  (310) 712-8800

And a copy to:

David Griffith, Esq.
One World Trade Center
Suite 800
Long Beach, CA 90831
Facsimile No.:  (562) 438-3632

If to the Stockholders’ Representative:

William Brian Kretzmer
24 Wakonda
Dove Canyon, CA 92679
Facsimile No.  (949) 766-0349

With a copy to:

Sullivan & Cromwell LLP
1888 Century Park East
Los Angeles, CA 90067
Attn:  Frank H. Golay, Jr.
Facsimile No.  (310) 712-8800

10.5                           Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Buyer may assign any of its rights under this Agreement to one or more Subsidiaries of Buyer, so long as Buyer remains responsible for the performance of all of its obligations under this Agreement.  Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

10.6                           No Third Party Beneficiaries.  Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

10.7                           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.8                           Complete Agreement.  This Transactional Documents contain the complete agreement between the parties relating to the subject matter thereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral.

10.9                           Schedules.  The Disclosure Schedule contains a series of schedules corresponding to the sections contained in Article III, and shall be deemed to be part of this Agreement.  Nothing in the Disclosure Schedule is deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Disclosure Schedule identifies in the corresponding schedule the exception with particularity or the exception is otherwise clear from the context.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item is not deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty relates solely to the existence of the document or other item itself.  The schedules in the Disclosure Schedule relate only to the representations and warranties in the section and subsection of this Agreement to which they correspond unless it is readily apparent from the schedule that it relates (or also relates) to another section in this Agreement.

10.10                     Signatures; Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile signature will be considered an original signature.

10.11                     Governing Law.  THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

10.12                     Specific Performance.  Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of the Company and the Subsidiaries, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach.  Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity.  The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

10.13                     Jurisdiction.  Subject to the procedures specified Article II, each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.  Any party may make service on any other party by sending or delivering a copy of the process to the party to be served.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

10.14                     Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE EXTENT PERMISSIBLE UNDER APPLICABLE LAW, IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH

WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.14.

10.15                     Construction.  The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement.  References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified.  The word “including” means “including without limitation.”  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.  A statement that an item is listed, set forth disclosed or described means that it is correctly listed, set forth disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

10.16                     Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signature Pages Follow]

IN WITNESS WHEREOF, Buyer, Merger Subsidiary, the Company, Stockholders’ Representative and the Principal Stockholders have executed this Merger Agreement as of the date first above written.

BUYER:		COMPANY:

SoftBrands, Inc.		MAI Systems Corporation

By:	/s/ Randal B. Tofteland	By:	/s/ William Brian Kretzmer

Name:	Randal B. Tofteland	Name:	William Brian Kretzmer

Title:	Chief Executive Officer	Title:	Chief Executive Officer

MERGER SUBSIDIARY:		STOCKHOLDERS’ REPRESENTATIVE:

SBN Acquisition Corp.		William Brian Kretzmer

By:	/s/ Randal B. Tofteland	/s/ William Brian Kretzmer

Name:	Randal B. Tofteland

Title:	Chief Executive Officer

[Signature Page to Merger Agreement]